UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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Delta Apparel, Inc.

2017 Annual Meeting

Notice of 2017 Annual Meeting of Shareholders
and Proxy Statement

February 9, 2017
8:30 AM Eastern Time

Delta Apparel, Inc.
2750 Premiere Parkway - Suite 100
Duluth, GA 30097

Delta Apparel, Inc. 322 S. Main Street Greenville, South Carolina 29601 Telephone (864) 232-5200

December 23, 2016

To Our Shareholders:

On behalf of our Board of Directors, Delta Apparel, Inc. invites you to attend our 2017 annual meeting of shareholders (the "Annual Meeting") on Thursday, February 9, 2017. The Annual Meeting will be held at our offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, and will begin at 8:30 a.m. local time.
The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. If you were a shareholder of record as of December 16, 2016, you are entitled to vote on these matters. Your vote is very important. If you are unable to attend the meeting, please vote by proxy over the Internet, by telephone or by completing the enclosed proxy card and signing, dating and returning the card at your earliest convenience. Voting over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person. If you attend the Annual Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, you are entitled to revoke your proxy at any time before it is exercised.
We appreciate your continued support of Delta Apparel, Inc.
Sincerely,
Robert W. Humphreys
Chairman and Chief Executive Officer

Delta Apparel, Inc. 322 S. Main Street Greenville, South Carolina 29601 Telephone (864) 232-5200

Notice of Annual Meeting of Shareholders
February 9, 2017, 8:30 AM ET

It is my pleasure to invite you to attend the 2017 annual meeting of the shareholders of Delta Apparel, Inc. (the "Company") on Thursday, February 9, 2017, at 8:30 a.m. local time (the "Annual Meeting"). The Annual Meeting will be held at our offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097. At the Annual Meeting, shareholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.
Election of the eight nominees named in the Proxy Statement to the Company's Board of Directors to serve until the Company's next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Advisory vote on the compensation of the Company's named executive officers;

3.	Advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers;

4.	Ratification of the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the 2017 fiscal year; and

5.	Action upon such other matters, if any, as may properly come before the meeting.
All shareholders are cordially invited to attend the Annual Meeting. Shareholders of record as of December 16, 2016, are entitled to vote at the meeting.
By Order of the Board of Directors,
Justin M. Grow
Corporate Secretary
December 23, 2016
Greenville, South Carolina

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE EITHER VOTE VIA THE INTERNET, BY TELEPHONE, OR SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 9, 2017: The Delta Apparel, Inc. Proxy Statement for the Annual Meeting of Shareholders and the Delta Apparel, Inc. 2016 Annual Report are available at www.deltaapparelinc.com.
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PROXY STATEMENT
This Proxy Statement and proxy voting card are being mailed to holders of Delta Apparel, Inc. common stock beginning on or about December 23, 2016. On behalf of our Board of Directors, we are soliciting your proxy to vote your shares of the Company's common stock at our Annual Meeting and all adjournments or postponements of such meeting. We solicit proxies to provide all shareholders of record with an opportunity to vote on matters to be presented at the Annual Meeting. The information provided in this Proxy Statement is intended to assist you in voting your shares on these matters. This Proxy Statement and our 2016 Annual Report are available at no charge on our website at www.deltaapparelinc.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting and where will it be held?
At the Annual Meeting, our shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders in this Proxy Statement, including the election of the eight nominees as directors, an advisory vote on the compensation of our named executive officers, an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2017 fiscal year, and such other business as may be properly brought before the Annual Meeting. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. The Annual Meeting will be held on Thursday, February 9, 2017, at 8:30 a.m. local time at our offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097.
Who can attend the Annual Meeting?
All of our shareholders are invited to attend the Annual Meeting. Only Delta Apparel, Inc. shareholders as of the close of business on Friday, December 16, 2016 (the "Record Date"), may vote at the Annual Meeting.
Who is soliciting my vote?
Our Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting.
What am I voting on?
You are voting on four proposals:

1.	The election of the following eight nominees to the Board of Directors to serve until the Company's next annual meeting of shareholders or until their successors are duly elected and qualified;

Nominee	Director Since
J. Bradley Campbell	2015
Sam P. Cortez	2010
Dr. Elizabeth J. Gatewood	2007
Dr. G. Jay Gogue	2010
Robert W. Humphreys	1999
Robert E. Staton, Sr.	2009
A. Alexander Taylor, II	2016
David G. Whalen	--

2.	An advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

4.	Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2017 fiscal year.

Delta Apparel, Inc.     1     Proxy Statement

What are the voting recommendations of the Board?
The Board recommends the following votes:

1.	FOR each of the eight director nominees to the Board ("Proposal No. 1");

2.	FOR the approval of the compensation of our named executive officers ("Proposal No. 2");

3.	FOR the approval of an annual shareholder advisory vote on the compensation of our named executive officers ("Proposal No. 3"); and

4.	FOR ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our 2017 fiscal year ("Proposal No. 4").
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting and we do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to the persons named in the proxy to vote on such matters in their discretion and in accordance with their best judgment.
Who is entitled to vote?
Holders of our common stock as of the close of business on the Record Date, December 16, 2016, may vote at the Annual Meeting, either in person or by proxy.
How many votes do I have?
You will have one vote for every share of Delta Apparel, Inc. common stock that you owned at the close of business on the Record Date. You do not have the right to cumulate your votes with respect to the election of any director.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record. If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote, and are also invited to attend the Annual Meeting. However, if you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker should enclose a voting card for you to use for providing directions for how to vote your shares.
How do I vote?
If you are a shareholder of record, there are four ways to vote:

1.	By internet at www.proxyvote.com;

2.	By toll-free telephone at 1-800-690-6903;

3.	By completing and mailing your proxy card; or

4.	By written ballot at the Annual Meeting.

Delta Apparel, Inc.     2     Proxy Statement

The internet and telephone voting procedures are designed to confirm your identity, to allow you to provide your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by internet or telephone, please follow the instructions that are printed on the enclosed proxy card. If you vote by internet or telephone, your vote must be received by 11:59 p.m. local time on February 8, 2017, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal Nos. 1, 2, 3 and 4. Although we are not currently aware of any other matters that will be brought before the Annual Meeting, by signing and returning your proxy card you appoint the persons named as proxies as your representatives at the Annual Meeting. If a matter is raised for a vote at the Annual Meeting that is not included in these proxy materials, then the proxy holders will vote your shares in accordance with their best judgment.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE RULES OF THE NEW YORK STOCK EXCHANGE ("NYSE"), YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1, 2 OR 3 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
We will distribute written ballots at the Annual Meeting to any shareholder of record who wants to vote. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.
Please note that one copy of this Proxy Statement and accompanying materials will be delivered to multiple shareholders of record sharing an address unless we receive contrary instructions from one or more of the applicable shareholders. Upon request from any such shareholder, we will provide a separate copy of this Proxy Statement and accompanying materials. Such requests can be made to Justin M. Grow, Secretary, at the Company's address of record, which is 322 S. Main Street, Greenville, South Carolina 29601, or via telephone at (864) 232-5200.
Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

1.	Entering a new vote by internet or telephone;

2.	Returning a later-dated proxy card;

3.	Sending written notice of revocation to Justin M. Grow, Secretary, at the Company's address of record, which is 322 S. Main Street, Greenville, South Carolina 29601; or

4.	Completing a written ballot at the Annual Meeting.
Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
How are votes counted?
Votes are counted by inspectors of election designated by our Secretary.
Who pays for soliciting proxies?
We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and accompanying materials to our shareholders, as well as the cost of soliciting proxies relating to the meeting. In addition, we will reimburse banks and brokers for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the shares held in street name. Our officers, directors and employees may, without additional compensation, supplement these solicitations of proxies by telephone, facsimile, email and personal solicitation.

Delta Apparel, Inc.     3     Proxy Statement

What is the quorum requirement of the Annual Meeting?
To conduct the Annual Meeting, a majority of the outstanding shares of the Company's common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a "quorum." If you vote, your shares will be considered present at the Annual Meeting for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will be counted in determining the presence or absence of a quorum. On the Record Date, there were 7,614,108 shares outstanding and approximately 872 shareholders of record. A majority of the Company's common stock, or 3,807,055 shares, will constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker. If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE's rules and regulations. The NYSE prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1, 2 and 3 unless they receive voting instructions from the beneficial owners. Broker non-votes will not affect the outcome of Proposal Nos. 1, 2 and 3 being voted on at the Annual Meeting, assuming that a quorum is obtained.
What vote is required to approve each proposal?

Proposal No. 1:
For the election of directors, the eight nominees for director will be elected if they receive an affirmative vote of a majority of the shares present at the meeting or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. For purposes of the election of directors, the affirmative vote of a majority of shares means that the number of shares voted "FOR" a director's election exceeds the number of votes withheld from a director's election. Votes cast exclude broker non-votes and abstentions, and therefore broker non-votes and abstentions will have no effect on the election of directors.

Proposal No. 2:
For the advisory vote on the compensation of our named executive officers, the vote is not binding on our Board of Directors or our Compensation Committee and, therefore, no specific vote is required to approve the proposal. However, our Board and Compensation Committee will review the voting results and consider them in making future decisions about executive compensation.

Proposal No. 3:
For the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, the vote is not binding on our Board of Directors or our Compensation Committee and, therefore, no specific vote is required to approve the proposal. However, our Board and Compensation Committee will review the voting results and consider them in making future decisions about the frequency of advisory votes on executive compensation.

Proposal No. 4:
Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm requires that the number of votes cast "FOR" exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

Are the Company's proxy materials available on the internet?
Yes, this Proxy Statement and our 2016 Annual Report are available without charge on our website at www.deltaapparelinc.com.
Where can I find the voting results of the Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K filed with the SEC on or before February 15, 2017. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or via the internet at www.deltaapparelinc.com.
What is the deadline for consideration of shareholder proposals or director nominations for the next annual meeting of shareholders?
Applicable Securities and Exchange Commission (“SEC”) rules and regulations govern the submission of shareholder proposals and the Company's consideration of them for inclusion in next year's proxy statement.  If you are a shareholder and you want to present a proposal at our next annual meeting and have it included in the Company's proxy statement for that meeting, you must submit the

Delta Apparel, Inc.     4     Proxy Statement

proposal in writing at the Company's offices at 322 S. Main Street, Greenville, South Carolina 29601, Attention: Corporate Secretary, on or before August 25, 2017. If you want to present a proposal at the Company's next annual meeting (but not have the proposal included in the Company's proxy statement) or to nominate a person for election as a director, you must comply with the advance written notice and other requirements set forth in our Bylaws.

Delta Apparel, Inc.     5     Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Each of our directors brings extensive management and leadership experience gained through his or her service to diverse businesses and institutions. Our directors are committed to effectively oversee management’s performance, to act in the long-term best interests of shareholders and to maintain the highest standards of corporate governance.
Our Bylaws provide that the number of directors to be elected at any meeting of shareholders will be between two and fifteen, and will otherwise be determined by our Board of Directors. Our Board of Directors has determined that eight directors shall be nominated for election at the Annual Meeting.
The eight individuals listed below are nominees for election as directors at the Annual Meeting to serve until our next annual meeting of shareholders or until their successors are duly elected and qualified. Included in each nominee's biography below is a description of the qualifications, experience, attributes and skills of such nominee that led our Board to conclude that he or she is well qualified to serve as a member of our Board. With the exception of Mr. Whalen, who has been nominated to begin serving on our Board as of the date of the Annual Meeting, each of the nominees was elected by the shareholders at our most recent annual meeting of shareholders. Mr. Whalen was recommended to our Corporate Governance Committee for its consideration of him for service on our Board by our Chairman and Chief Executive Officer.
Our Board has affirmatively determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of the nominees qualifies as "independent" under NYSE MKT corporate governance listing standards and also meets the Company's director qualification standards, which are described in the "Corporate Governance” section of this Proxy Statement. We believe that all of the nominees will be available and able to serve as directors.
Unless you vote “Withhold” with respect to a particular nominee or all nominees, the proxy holders will vote your shares “FOR” each of the nominees listed below. In the event that any nominee is not available or able to serve, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES.

J. Bradley Campbell (Independent)
Director Since: 2015 Age: 68 Committees: Audit Compensation
Mr. Campbell has been a Certified Public Accountant for over 37 years and served as the Managing Partner for the South Carolina Upstate practice of Cherry Bekaert LLP, CPAs and Advisors, from 2003 until his retirement in 2013.  Previously, Mr. Campbell spent the first 28 years of his career with Deloitte LLP, one of the world's largest accounting firms, including serving as Managing Partner of its South Carolina practice.  Since then, Mr. Campbell has independently engaged in business and financial consulting services.  Mr. Campbell currently serves on the Advisory Committee to the Board of Directors of a privately-held multinational company and has served on the boards of numerous non-profit and community organizations.  During his career, Mr. Campbell has advised a wide variety of publicly-traded and large privately-held companies, including companies in the apparel, textile and consumer products industries.  Mr. Campbell brings to our Board extensive accounting, finance and tax expertise as well as significant business leadership experience.

Sam P. Cortez (Independent)
Director Since: 2010 Age: 53 Committees: Compensation (Chair) Corporate Governance
Mr. Cortez has been the principal of KCL Development LLC, a provider of corporate finance and advisory services, since 2003. Prior to 2003, he was employed in the investment banking industry, including with Lehman Brothers, Donaldson Lufkin & Jenrette, Alex Brown & Sons, and Morgan Stanley International. Mr. Cortez currently serves as a director of Hancock Fabrics, Inc. and previously served as chairman of its Management Review and Compensation Committees and a member of its Audit and Governance Committees. He was formerly a director of World Waste Technologies, Inc., a development stage technology company, from 2005 to 2009, and served as chairman of its Audit Committee and as a member of its Compensation and Finance Committees. Mr. Cortez's experience includes mergers and acquisitions, strategy development, financing transactions and spin-offs. In addition to investment banking activities, he has served on boards and committees of private, public and not-for-profit organizations. Mr. Cortez is a Board Leadership Fellow, as designated by the National Association of Corporate Directors. His intimate knowledge of financial markets and strategic transactions brings a depth of knowledge in these areas to our Board.

Delta Apparel, Inc.     6     Proxy Statement

Dr. Elizabeth J. Gatewood (Independent)
Director Since: 2007 Age: 72 Committees: Audit Corporate Governance
Dr. Gatewood currently serves as a Research Professor at Wake Forest University. From 2010 through July 1, 2015, Dr. Gatewood served as the Associate Director of the Wake Forest University Center for Enterprise Research and Education. From 2008 to 2012, she served as Director of the Wake Forest University NSF Partners for Innovation Program. From 2004 until 2010, she served as Director of the Office of Entrepreneurship & Liberal Arts at Wake Forest University. Previously, she served as the Jack M. Gill Chair of Entrepreneurship and Director of The Johnson Center for Entrepreneurship & Innovation at Indiana University from 1998 to 2004. Prior to her appointment at Indiana University, Dr. Gatewood was the Executive Director of the Gulf Coast Small Business Development Center Network at the University of Houston. Dr. Gatewood's academic background includes advanced business degrees in finance and business strategy. Her career has focused on entrepreneurship, growth strategies and small business education and development. She has extensive exposure to business development and models in international developing economies. Dr. Gatewood's perspectives on strategy, development and entrepreneurship bring unique insight to our Board.

Dr. G. Jay Gogue (Independent)
Director Since: 2010 Age: 69 Committees: Audit (Chair) Corporate Governance
Dr. Gogue is President of Auburn University, a position he has held since 2007. He served as President of the University of Houston and Chancellor of the University of Houston System from 2003 to 2007. Prior to serving at the University of Houston, he was President of New Mexico State University from 2000 to 2003 and Provost of Utah State University from 1995 to 2000. Dr. Gogue began his career in higher education administration in 1986 as Associate Director of the Office of University Research at Clemson University, where he also served as Vice President for research and Vice President and Vice Provost for agriculture and natural resources. Dr. Gogue has served as an accreditation reviewer for the Pacific Northwest Association of Schools and Colleges, Commission on Colleges, and on the boards of several privately-held companies. His leadership of large educational institutions has involved development of strategic plans, operating under difficult budgetary constraints and balancing the needs of diverse stakeholders including students, faculty, alumni and state government. Dr. Gogue's wealth of experience managing large and complex organizations, including the financial functions thereof, provides our Board with valuable input and expertise.

Robert W. Humphreys
Director Since: 1999 Age: 59 Committees: None
Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He was named Chairman of our Board in 2009. Mr. Humphreys previously served Delta Apparel, Inc. as President and Chief Executive Officer for more than 10 years. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 27 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance. Under his direction the Company has grown from a commodity t-shirt manufacturer to a diverse, branded apparel company. Mr. Humphreys' long history with the Company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

Robert E. Staton, Sr. (Lead Independent Director)
Director Since: 2009 Age: 70 Committees: Corporate Governance (Chair) Compensation
Mr. Staton has served as President of Presbyterian College since July 2015. Mr. Staton previously served as Chief of Staff for Presbyterian College from 2011 through 2013, and as Executive Vice President of External Relations for Presbyterian College from 2006 until 2011. Mr. Staton has provided business development consulting services to Coleman Lew + Associates, an executive search and leadership development firm, since 2013. In 2002, Mr. Staton was named Chairman of the Board of Carolina National Bank until its acquisition by First National Bank of the South in 2008. From 1986 until 2002, Mr. Staton served as Chairman and Chief Executive Officer of Colonial Life, a publicly traded company primarily in the business of selling and servicing voluntary benefits programs. Mr. Staton served as a director of First National Bankshares and was a director of First National Bank of the South from 2008 until 2010. Mr. Staton holds a Juris Doctor degree from the University of South Carolina School of Law. Mr. Staton has extensive professional experience in legal matters and senior executive positions with financial companies, as well as service as the chairman of a public company. Additionally, he has served on numerous boards and committees of public, private, civic, educational and other organizations. The knowledge and insight gained from this diverse experience contribute greatly to our Board.

Delta Apparel, Inc.     7     Proxy Statement

A. Alexander Taylor, II (Independent)
Director Since: 2016 Age: 63 Committees: Corporate Governance Compensation
Mr. Taylor served as Chairman and Chief Executive Officer of FGX International, Inc. (NASDAQ: FGXI), a worldwide producer and marketer of eyeglasses and sunglasses, from 2005 to 2013, and as a consultant to FGX from July 2013 until 2014. Mr. Taylor served as President and Chief Operating Officer of Chattem, Inc. (NASDAQ: CHTT), a consumer products company, from 1998 to 2005, and was previously an attorney with Miller & Martin PLLC in Chattanooga, Tennessee from 1978 to 1998. Mr. Taylor has served on the Board of Directors of Zoe's Kitchen, Inc. (NYSE: ZOES) since April 2015 and currently serves on its Audit Committee and as Chair of its Compensation Committee. Mr. Taylor also currently serves on the boards of several privately-held companies. Mr. Taylor previously served on the Board of Directors of Physician's Formula Holdings, Inc. (NASDAQ: FACE) from 2011 to 2012 and on the boards of several other privately-held companies. Since 2014, Mr. Taylor has served as an Adjunct Professor at the Charleston School of Law and also currently serves on the Board of Trustees of Furman University. Mr. Taylor brings to our Board extensive consumer brand and retail experience in a variety of industries and functional areas, including operations, finance, legal and public company governance.

David G. Whalen (Independent)
Director Since: -- Age: 58 Committees: Audit
Mr. Whalen was President and Chief Executive Officer of the A.T. Cross Company (subsequently Costa Inc.) from 1999 to 2014 when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. From 1991 to 1999 Mr. Whalen held various senior positions with Bausch & Lomb, Inc., including Corporate Vice President, President Europe Middle East and Africa Division and President North America Ray-Ban Division. Earlier in his career, Mr. Whalen was Vice President Business Development with G. Heileman Brewing Company and a consultant for Booz Allen Hamilton.  Mr. Whalen serves on the Board of Directors of Pool Corporation (NASDAQ: POOL) and is a member of its Audit Committee and Strategic Planning Committee. Mr. Whalen also serves on the Board of Directors of Phoenix Footwear Group, Inc. (OTC: PXFG).  Mr. Whalen was previously a director of the A.T. Cross Company.  Mr. Whalen was nominated to join our Board due to his extensive marketing, financial, operational and senior leadership experience across multiple companies, industries and geographies as well as his consumer brand development expertise. In addition, Mr. Whalen’s extensive business acquisition and integration experience should provide our Board with valuable strategic depth and insight.

Delta Apparel, Inc.     8     Proxy Statement

Delta Apparel, Inc.     9     Proxy Statement

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires all publicly-traded companies to hold a shareholder advisory vote on the executive compensation of its named executive officers, otherwise known as a "Say-on-Pay" vote, at least once every three years. Our shareholders are being asked to vote on the following advisory resolution:
Resolved, that the shareholders advise that they approve the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure requirements of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion provided in this Proxy Statement.
Our Board's Compensation Committee is committed to creating an executive compensation program that enables us to attract, retain, and motivate outstanding and diverse executives. Each year, our Compensation Committee reviews all of our executive compensation programs to ensure that they continue to reflect our commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short-term and long-term financial performance to maximize shareholder value. At the same time, we believe our compensation programs are appropriately measured and do not encourage excessive risk-taking by our executive team. Our Board believes that our philosophy and compensation practices strike the appropriate balance between utilizing responsible pay practices and effectively motivating our executives to dedicate themselves to the interests of our shareholders.
For these reasons, the Board requests that you approve the Company's executive compensation policies and practices for our named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and related narrative discussions. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, our Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation arrangements.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S POLICIES AND PRACTICES ON EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

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Delta Apparel, Inc.     10     Proxy Statement

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also requires all publicly-traded companies to provide shareholders the opportunity to cast an advisory vote on whether future advisory votes on the executive compensation of our named executive officers should occur every year, every two years, or every three years. The Board continues to believe that "Say-on-Pay" votes should be conducted every year so that shareholders may annually express their views on our executive compensation philosophy and practices.
The option of one year, two years, or three years that receives the most votes by shareholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by the shareholders. Although this is an advisory vote and is non-binding, the Board and the Compensation Committee welcome shareholder input on their preference as to the frequency of an advisory vote on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "ONE" YEAR.

Delta Apparel, Inc.     11     Proxy Statement

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with the requirements of our Audit Committee's charter, each year our Audit Committee evaluates and considers the qualifications, performance and independence of our external auditors. Based on its evaluation, the Audit Committee has appointed Ernst & Young LLP ("EY") to serve as our independent registered public accounting firm for our 2017 fiscal year. EY audited our financial statements for our fiscal year 2016.
On March 4, 2016, our Audit Committee dismissed KPMG LLP ("KPMG") as the Company’s independent registered public accounting firm. The audit reports of KPMG on the Company’s consolidated financial statements for our 2015 and 2014 fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of KPMG on the effectiveness of the Company’s internal control over financial reporting as of October 3, 2015, and September 27, 2014, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified. During our 2015 and 2014 fiscal years and the subsequent interim period through March 4, 2016, there were no (i) “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter thereof in its reports for such fiscal years and subsequent interim period, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
On March 4, 2016, our Audit Committee approved the appointment of EY as the Company’s independent registered public accounting firm for our 2016 fiscal year, effective March 8, 2016. During our 2015 and 2014 fiscal years and the subsequent interim period through March 8, 2016, neither the Company nor anyone on its behalf consulted with EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).
Although our Bylaws do not require that shareholders ratify the appointment of our independent registered public accounting firm, our Board believes that submitting the appointment of the independent registered public accounting firm for shareholder ratification at the Annual Meeting is appropriate from a corporate governance perspective. In the event that our shareholders do not ratify the appointment of EY, our Audit Committee will reconsider the appointment (but is not required to appoint a different independent registered public accounting firm). Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.
Representatives of EY will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2017 FISCAL YEAR.
As reflected in the table below, we incurred fees in fiscal years 2016 for services performed by EY and we incurred fees in fiscal year 2015 for services performed by KPMG.

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Independent Registered Public Accounting Firm Fees
Fiscal Years 2016 & 2015

	2016		2015
Audit Fees	$1,017,170		$1,007,137
Audit-Related Fees	33,000		98,000
Tax Fees	—		—
All Other Fees	1,744		1,650
Total	$1,051,914	(1)	$1,106,787	(2)

(1)	All fees for the fiscal year ended October 1, 2016, were owed to EY.

(2)
All fees for the fiscal year ended October 3, 2015, were owed to KPMG. At the time of the filing of our Proxy Statement for our 2015 fiscal year, we had not received a final bill for professional services rendered by KPMG for the fiscal year ended October 3, 2015. Our previously reported estimate of professional fees of $886,787 has been revised as set forth above to account for such final billing as well as professional fees associated with retroactive changes.

Audit Fees — Consist of fees billed for professional services rendered for the audit of our fiscal year 2016 and fiscal year 2015 consolidated annual financial statements, audit of internal control over financial reporting for our fiscal year 2016 and fiscal year 2015, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered accounting firm in connection with SEC filings.
Audit-Related Fees — Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” For fiscal year 2016, such fees related to a consent provided by EY in connection with the Company's Annual Report on Form 10-K for its 2015 fiscal year and for services provided by EY in connection with a contemplated real estate transaction. For fiscal year 2015, such fees related to services provided by KPMG in connection with the audit of our implementation of the Committee of Sponsoring Organizations of the Treadway Commission's updated Internal Control - Integrated Framework (COSO 2013), implementation of accounting software systems, and the March 2, 2015, sale of our The Game branded collegiate business.
Tax Fees — Consist of fees billed for professional services rendered for tax compliance, tax advice, and tax planning.
All Other Fees - Consist of fees related to services other than those reported under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” For fiscal year 2016, such fees were for an annual subscription for EY's web-based accounting research service. For fiscal year 2015, such fees were for an annual subscription for KPMG's web-based accounting research service.
Audit Committee Pre-Approval Policies and Procedures
It is our Audit Committee's policy to pre-approve all audit and permitted non-audit services proposed to be performed by our independent registered public accounting firm. The pre-approval process is typically as follows: Audit Committee pre-approval is sought at one of the Committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. The authority to pre-approve non-audit services may be delegated by the Audit Committee, pursuant to guidelines approved by the Committee, to one or more members of the Committee. The Committee has authorized our Chief Financial Officer to engage our independent registered public accounting firm to perform certain pre-approved non-audit services that the Committee believes would not impair independence in an amount not to exceed $10,000.

Delta Apparel, Inc.     13     Proxy Statement

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee assists our Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent registered public accounting firm and the performance of the internal audit function. Our Audit Committee is comprised entirely of independent directors who meet independence, experience and other qualification requirements of the NYSE MKT and the SEC. In addition, our Board has determined that Dr. G. Jay Gogue qualifies as an audit committee financial expert as defined by SEC rules and regulations.
Management is responsible for our financial reporting process, including our internal control over financial reporting, and for the preparation of our consolidated financial statements, in accordance with generally accepted accounting principles. Our independent accountants are responsible for expressing an opinion on the financial statements and the effectiveness of the Company's internal control over financial reporting, based on an audit conducted in accordance with generally accepted auditing standards. Our Audit Committee's responsibility is to oversee and review these processes. Our Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
The Audit Committee hereby reports as follows:

1.
The Audit Committee originally appointed KPMG as the Company's independent registered public accounting firm for fiscal year 2016 and subsequently dismissed KPMG on March 4, 2016, and appointed EY as the Company's independent registered public accounting firm for fiscal year 2016.

2.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended October 1, 2016, as well as the internal controls over financial reporting as of October 1, 2016, with the Company’s management.

3.	The Audit Committee has discussed with EY the matters required to be discussed under Public Company Accounting Oversight Board auditing standards governing communications with audit committees.

4.
The Audit Committee has received the written disclosures and the letter from EY required pursuant to Public Company Accounting Oversight Board requirements and has discussed with EY its independence from the Company.

In determining EY’s independence, the Audit Committee also considered whether the provision of any of the non-audit services provided to the Company is compatible with maintaining their independence. The Audit Committee received regular updates on EY’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.
Based on our discussions with management, internal auditors and EY, and our review of the audited financial statements, including the representations of management and EY with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in our charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended October 1, 2016, be included in the Company's Annual Report on Form 10-K.

AUDIT COMMITTEE:
Dr. G. Jay Gogue (Chair)
Dr. Elizabeth J. Gatewood
Suzanne B. Rudy
J. Bradley Campbell

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CORPORATE GOVERNANCE
Overview
We believe that good corporate governance practices not only reflect our values as a Company but also support strong strategic growth and financial performance. Each committee of our Board has a charter, which can be found on the "Corporate Governance" page of our website located at www.deltaapparelinc.com, that spells out the committee's assigned roles and responsibilities. In addition, our Board has established policies and procedures that address matters such as chief executive officer and key management succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. The following pages provide insight into how our Board has implemented these policies and procedures to benefit our Company and our shareholders.
Director Independence
Our Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the NYSE MKT. Generally, an “independent director” is a director who is not also an officer or employee of the Company or any parent or subsidiary of the Company. In addition, no director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. Our Board has reviewed the relationships between each member of the Board and the Company and determined that with the exception of Robert W. Humphreys, our Chairman and Chief Executive Officer, each of our current directors and each individual standing for election is “independent” as required by applicable laws and meets the applicable NYSE MKT independence requirements. Each director is required to keep the Board fully and promptly informed of any developments that might affect his or her independence, and the Board will regularly review the continuing independence of the directors.
Code of Ethics and Business Conduct
We maintain a code of ethics and business conduct known as our Ethics Policy Statement that applies to all employees, officers and directors, including, but not limited to, our Chief Executive Officer and our Chief Financial Officer (who is also our principal accounting officer). Our Ethics Policy Statement covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, anti-corruption, compliance procedures and employee complaint and reporting procedures. Our Ethics Policy Statement is available without charge on the "Corporate Governance" page of our website located at www.deltaapparelinc.com. Any amendments or waivers to provisions of our Ethics Policy Statement that are applicable to our Chief Executive Officer, Chief Financial Officer, controller or persons performing similar functions will be posted on our website. There were no waivers of the provisions of our Ethics Policy Statement for our Chief Executive Officer, Chief Financial Officer or any director, senior financial officer or other executive officer during our fiscal year 2016.
Board Leadership Structure
Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. Our Board does not have a policy regarding whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from our non-employee directors or be an employee of the Company. Our Board believes that it should be free to determine the leadership structure that is in the best interests of the Company and our shareholders based on the particular circumstances in effect from time to time.
During fiscal year 2016, Robert W. Humphreys served as the Chairman of our Board and as Chief Executive Officer. Mr. Humphreys is the director most familiar with our business and industry, and possesses intimate knowledge of the issues, opportunities and challenges facing us and our business. Our Board believes this combined position is in the current best interest of our Company, as it makes the best use of Mr. Humphreys’ extensive experience and qualifications within the apparel industry and in-depth knowledge of our markets, helps provide strong, unified leadership and direction on important strategic initiatives to both management and our Board, and leverages the insight gained from the combined role to most effectively lead our Company. We believe that our overall corporate governance policies and practices, combined with the presence of a Lead Independent Director, adequately address any governance concerns raised by the dual Chairman and Chief Executive Officer role.

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Lead Independent Director
During fiscal year 2016, Robert E. Staton, Sr. served as our Lead Independent Director, and Mr. Staton is expected to serve as our Lead Independent Director throughout fiscal year 2017. Our Lead Independent Director is appointed by the independent members of our Board, generally serves for a term of at least one year, and is empowered to carry out a number of critical responsibilities. In addition to serving as a liaison between the Chairman and the independent directors, our Lead Independent Director presides at executive sessions of the Board and at meetings at which our Chairman is not present, approves meeting schedules to ensure there is sufficient time for discussion of agenda items, advises on and approves meeting agendas and information provided for Board meetings and meetings of independent directors, calls meetings of the independent directors as appropriate, and is available for direct communication with shareholders. The Lead Independent Director, along with our other non-employee directors, also provides independent oversight of management and the Company’s strategy.
Board Committees
Our Board delegates certain responsibilities and authority to its various committees and these committees regularly report on their activities and actions to the full Board. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which serves as our nominating committee), and may also appoint other committees from time to time. Each of the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee has been determined by the Board to be independent as required by applicable legal requirements and meets applicable NYSE MKT independence standards and, in the case of our Audit Committee, the independence requirements established by the SEC. Each committee’s activities are governed by a written committee charter, which is available without charge via our website at www.deltaapparelinc.com, or by sending a request in writing to Justin M. Grow, Secretary, at 322 S. Main Street, Greenville, South Carolina 29601.
The following table details the membership of each of our Board committees during the 2016 fiscal year, as well as the expected committee membership in our 2017 fiscal year.

Board Committee Composition
Fiscal Years 2016 & 2017

	Fiscal Year 2016			Fiscal Year 2017
Director Name	Audit	Compensation	Governance	Audit	Compensation	Governance
J. Bradley Campbell	X			X	X
Sam P. Cortez		C	X		C	X
Dr. Elizabeth J. Gatewood	X		X	X		X
Dr. G. Jay Gogue	C			C		X
Robert W. Humphreys
Suzanne B. Rudy(1)	X	X
Robert E. Staton, Sr.		X	C		X	C
A. Alexander Taylor, II			X		X	X
David G. Whalen				X
C - Committee Chairperson
X - Committee Member

(1)	Ms. Rudy did not stand for election as a director at the Annual Meeting.
Audit Committee. Our Audit Committee serves as an independent and objective party to oversee and monitor the financial and reporting processes of the Company, including the general quality of the Company's financial statements and reporting, the audits of the Company's financial statements and the Company’s accounting and internal controls and policies. Our Audit Committee appoints, evaluates, and, when appropriate, replaces the independent registered public accounting firm engaged to audit our financial statements. The independent auditors report directly to our Audit Committee and our Audit Committee determines the compensation and other terms of the engagement and oversees their work. Our Audit Committee also monitors and reviews our compliance with legal and regulatory requirements as well as our procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and our policies concerning financial reporting and business practices. In addition, our Audit Committee

Delta Apparel, Inc.     16     Proxy Statement

is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.
After considering relationships between each member of our Audit Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of our Audit Committee, our Board has determined that each member of our Audit Committee meets all applicable independence and financial literacy requirements as defined in NYSE MKT governance standards and applicable SEC regulations. Further, due to Dr. G. Jay Gogue's years of extensive experience overseeing the financial, operational and strategic functions of complex organizations with budgets of up to approximately one billion dollars, our Board has determined that Dr. Gogue qualifies as an "audit committee financial expert" as defined in SEC regulations.
Compensation Committee. Our Compensation Committee develops our overall compensation philosophy and programs, reviews and determines compensation, including salaries, bonuses and equity compensation, for our named executive officers other than our Chief Executive Officer (which is collectively confirmed by the independent members of our Board), and reviews and determines director compensation. Our Compensation Committee also oversees, reviews and administers all of the Company’s compensation and executive benefit plans and programs, including equity compensation plans and plans pursuant to which performance-based compensation may be granted. Our Compensation Committee is authorized to delegate its responsibilities as it deems necessary or appropriate.
After considering relationships between each member of our Compensation Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of our Compensation Committee, our Board has determined that each member of our Compensation Committee meets all applicable independence requirements as defined in NYSE MKT governance standards.
Corporate Governance Committee. Our Corporate Governance Committee develops and recommends to the Board corporate governance standards for business conduct and ethics, oversees the annual self-evaluation of the Board and its committees, and makes recommendations concerning the structure and membership of the Board's committees. Our Corporate Governance Committee also oversees the performance evaluation of the Chief Executive Officer and succession planning with respect to the Chief Executive Officer as well as the other executive officers of the Company. Our Corporate Governance Committee also serves as the Board's nominating committee and identifies, interviews and recommends director nominees for election or appointment to the Board pursuant to written guidelines approved by the Board.
The Board’s Role in Risk Oversight
Our Board oversees and assesses our enterprise and strategic risk management processes. This risk oversight responsibility is enabled by management reporting processes designed to provide visibility to the Board regarding the identification, assessment and management of critical risks and associated risk mitigation strategies. Our Board recognizes that it is neither possible nor prudent to eliminate all risk and that properly measured risk-taking is essential for the Company to be competitive and to achieve its strategic objectives.
Our Board implements its risk oversight function both as a whole and through its committees. Oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in its charter. In particular:

a)
The full Board oversees strategic, financial and operational risks and exposures associated with our annual business plans and other current matters that may present material risk to the Company’s operations, strategies, prospects, or reputation.

b)
Our Audit Committee regularly reviews and oversees the risks associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters, compliance with legal and regulatory matters, including environmental matters, and the Company's related risk management policies.

c)
Our Compensation Committee oversees risks associated with attraction and retention of executive talent, management development and compensation philosophy and programs, including a periodic review of compensation programs to ensure that they do not encourage excessive risk-taking.

d)
Our Corporate Governance Committee oversees risks associated with governance matters, including our Ethics Policy Statement, succession planning for our directors, Chief Executive Officer and other named executive officers, and the structure and performance of the Board and its committees.

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Our Board believes that its leadership structure properly supports its risk oversight functions and responsibilities in that the appropriate directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.
Board Meetings, Attendance & Executive Sessions
Our Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. Attendance by directors at Board and committee meetings during fiscal year 2016 averaged 98%, and each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal year 2016. During fiscal year 2016, our Board held 5 in-person meetings and 2 telephonic meetings. Our Audit Committee held 9 meetings, our Compensation Committee held 5 meetings, and our Corporate Governance Committee held 3 meetings. All of our directors attended the 2016 annual meeting of shareholders. Independent directors meet regularly in executive session at all regularly scheduled meetings of the Board with no members of management present. Our Company's Lead Independent Director presides at each executive session. Throughout the year, our directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda topics, recent developments, and other matters of interest to the Company.
Retention of Independent Advisors
Our Board is authorized and empowered to retain independent advisors and consultants when it deems appropriate and the charter for each of its committees empowers each committee to retain independent advisors and consultants when appropriate.
Succession Planning
In light of the critical importance of executive leadership to our success, our Board has a chief executive officer and key management succession planning process that is led by its Corporate Governance Committee. Our Corporate Governance Committee is charged with the responsibility of identifying and evaluating candidates to succeed our Chief Executive Officer and to report, at least annually, to the Board on the status of the succession plan. Our Corporate Governance Committee also reviews the potential internal candidates for each of our critical senior management positions and identifies areas of growth for those candidates that will best enable them to fill any anticipated or emergency leadership needs. Where there is not a satisfactory internal candidate for a position, our Board considers whether outside candidates are likely to be available in a timely manner and whether other alternatives need to be considered.
Declassified Board
Our Board of Directors is not classified and is elected annually.
Director Nominations
Our Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. Our Corporate Governance Committee may also, in its discretion, engage director search firms to identify candidates. During fiscal year 2016, our Corporate Governance Committee did not retain the services of any director search firm and accordingly, no fees were paid to a director search firm or other third party to assist in identifying and evaluating director candidates.
Shareholders may recommend director candidates for consideration by the Corporate Governance Committee by submitting a written recommendation to the Corporate Governance Committee, c/o Justin M. Grow, Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to justin.grow@deltaapparel.com, or by fax to (864) 232-5199. The recommendation should include (i) the name, address and telephone number of the nominating shareholder, (ii) the nominee’s name, address, telephone number, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected, and (iii) the additional information regarding the nominating shareholder and nominee required by our Bylaws. Pursuant to our Bylaws, our Secretary generally must receive the recommendation not less than 120 days prior to the first anniversary of the prior year annual meeting. A copy of our Bylaws may be obtained by submitting a written request to the Secretary of the Company.
Our Board has adopted qualification standards for the selection of independent nominees for director that can be found on the "Corporate Governance" page of our website at www.deltaapparelinc.com. As provided in these standards, at a minimum, a nominee for our Board must (i) be over 21 years of age at the time of election; (ii) have experience in a position with a high degree of responsibility in a business

Delta Apparel, Inc.     18     Proxy Statement

or other organization; (iii) be able to read and understand basic financial statements; (iv) possess integrity and have high moral character; (v) be willing to apply sound, independent business judgment; and (vi) have sufficient time to devote to our Company.
We do not have a formal policy regarding Board member diversity; however, our Corporate Governance Committee considers diversity in selecting nominees for director and in the re-nomination of an incumbent director. Our Corporate Governance Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry knowledge and experience, among other factors, and its goal is to nominate candidates from a broad range of experiences and backgrounds. We believe that a variety and balance of perspectives on our Board can result in more thoughtful discussions and deliberations.
In considering the re-nomination of an incumbent director, our Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to our Board. In evaluating incumbent directors and all potential new directors, our Corporate Governance Committee considers, among other things, the candidate’s leadership, strategic, or policy-setting experience; experience and expertise that is relevant to our business; experience that provides our Board with a diversity of backgrounds; technical or other specialized expertise; and whether the candidate has high ethical character and a reputation for honesty, integrity and sound business judgment. All director candidates, whether recommended by shareholders or identified by other means, are initially screened by our Corporate Governance Committee, which may seek additional background and qualification information on the candidate. With respect to new director candidates who pass the initial screening, our Corporate Governance Committee conducts interviews with the candidates and then meets to discuss and consider each candidate’s qualifications and potential contributions to our Board, and determines by majority vote whether to recommend such candidates to our Board. The final decision to either appoint a candidate to fill a vacancy between annual meetings of shareholders or include a candidate on the slate of nominees proposed at an annual meeting of shareholders is made by our Board.
Board Self-Evaluation
Our Board of Directors annually evaluates and assesses its performance and effectiveness as well as that of its committees. This assessment includes a comprehensive review of our Board's composition, responsibilities, leadership and committee structure, processes, and effectiveness.
Shareholder Communication with Directors
Shareholders desiring to communicate directly with our Board of Directors or any individual director may do so in writing addressed to the intended recipient or recipients, c/o Justin M. Grow, Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to justin.grow@deltaapparel.com, or by fax to (864) 232-5199. All such communication will be reviewed by our Secretary, who will redirect communications determined to be solicitations, junk mail, communication primarily commercial or operational in nature, or that request general information regarding the Company. All other shareholder communications will be promptly forwarded to the applicable member(s) of our Board of Directors or to the collective Board of Directors, as requested in the shareholder communication.
Issues or concerns regarding accounting, internal accounting controls or audit matters or possible violations of the Company's Ethics Policy Statement should be communicated pursuant to the terms of the Ethics Policy Statement, which is available without charge on the "Corporate Governance" page of our website located at www.deltaapparelinc.com.
Compensation Risk Assessment
Our Compensation Committee regularly assesses the potential risks associated with our compensation programs and practices, including any risk that would be reasonably likely to have a material adverse effect on the Company. This assessment considers the risks associated with the various elements of employee compensation as well as certain design features of the compensation programs that reduce the likelihood of excessive risk taking by employees. Among these design features are reasonable performance targets tied to compensation, capped payouts of incentive compensation, a balance of cash and equity incentives, and the vesting of awards over time. The Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement more fully describes our compensation philosophy and programs. We do not believe our compensation programs encourage excessive or inappropriate risk taking.

Delta Apparel, Inc.     19     Proxy Statement

Compensation Committee Interlocks and Insider Participation
Sam P. Cortez, Suzanne Rudy, and Robert E. Staton, Sr. each served on our Compensation Committee during fiscal year 2016. All of the current members of our Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. During fiscal year 2016, no executive officer of the Company served as a member of the board or compensation committee of an entity whose executive officers served on the Board or Compensation Committee of our Company.
Related Party Transactions
Our Board of Directors has adopted written policies and procedures with respect to related party transactions that can be accessed on the "Corporate Governance" page of our website located at www.deltaapparelinc.com. Pursuant to these policies and procedures, the Audit Committee reviews all relationships and transactions in which our Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. On an annual basis, each director and named executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. In addition, our Audit Committee's charter requires that members of our Audit Committee review and approve all related party transactions for which such approval is required under applicable law, including applicable SEC regulations and NYSE MKT standards. Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.
Insider Trading and Hedging Policy
We maintain an insider trading policy that prohibits the purchase or sale of Company securities while being aware of material, non-public information about the Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading policy also prohibits our directors, executive officers and employees from engaging in hedging activities or other short-term or speculative transactions in the Company's securities such as short sales, puts, calls or any similar transaction involving the Company's securities.
Director and Executive Officer Stock Ownership Guidelines
To better align the interests of our directors and senior management team with our shareholders and to further demonstrate a commitment to the Company and its future well-being, our Board of Directors has adopted minimum stock ownership requirements and guidelines with respect to our non-employee directors and certain of our executive officers. These guidelines require our non-employee directors to retain throughout their entire tenure with our Board at least 50% of all shares received as compensation for their Board service. In addition, these guidelines require individuals in the following executive officer positions to maintain ownership of a minimum amount of Company stock equal to that indicated below.
Executive Officer Stock Ownership Guidelines

Title	Stock Ownership Requirement
Chief Executive Officer	4 times annual base salary
Chief Financial Officer	2 times annual base salary
Chief Operating Officer	2 times annual base salary
The covered executives are granted certain time periods within which to gain compliance with the ownership requirements and are subject to mandatory share retention provisions until compliance is achieved. Our Corporate Governance Committee is responsible for monitoring compliance with these guidelines. As of October 1, 2016, these ownership requirements were satisfied by the applicable covered executives.
Director Resignation Policy
The Company's Board of Directors maintains a non-mandatory, target director retirement age of 72. Upon any director reaching the age of 72, the Corporate Governance Committee will review each such situation on a case-by-case basis to determine what is in the best interests of the Company. The Company's Board of Directors also maintains a policy requiring directors that experience a substantive change in their occupation or career to offer their resignation to the Corporate Governance Committee, which will review each such situation on a case-by-case basis to determine what is in the best interests of the Company.

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Service on Outside Boards
As of December 16, 2016, none of the Company's directors or nominees for director served on more than two other public company boards of directors.

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STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

Management
The following table sets forth the number of shares of our common stock and common stock equivalents we believe to be beneficially owned as of December 16, 2016, by (i) our directors, (ii) the executive officers named in the Summary Compensation table and (iii) all of our current directors and executive officers as a group. We believe that all of the individuals listed below have sole voting and investment power over the shares of our common stock identified as beneficially owned.

Stock Ownership of Management
As of December 16, 2016

Directors and Executive Officers	Common Stock Beneficially Owned Excluding Options	Option Shares Currently Exercisable or Exercisable within 60 Days	Percentage Including Options
	#	#	%

J. Bradley Campbell	2,500	—	*
Sam P. Cortez	10,875	—	*
Dr. Elizabeth J. Gatewood	14,913	—	*
Dr. G. Jay Gogue	9,875	—	*
Justin M. Grow	754	—	*
Robert W. Humphreys	515,503	—	6.7%
Deborah H. Merrill	54,738	40,000	1.2%
Suzanne B. Rudy	8,125	—	*
Robert E. Staton, Sr.	11,125	—	*
A. Alexander Taylor, II	3,200	—	*
Martha M. "Sam" Watson	84,756	40,000	1.6%
All current directors and executive officers as a group (11 persons)	716,364 (1)	80,000	10.4%

* Less than 1% of the shares deemed outstanding.

(1)	Includes all shares deemed to be beneficially owned by any current director or executive officer.

Delta Apparel, Inc.     22     Proxy Statement

Principal Shareholders
The following table sets forth the number of shares of our common stock we believe to be beneficially owned as of December 16, 2016, by each individual or entity, excluding our current officers and directors, known to the Company to be the beneficial owner of more than five percent of our common stock. Unless otherwise indicated, we believe that the individuals or entities named in the table have sole voting and investment power with respect to all shares shown.

Stock Ownership of Principal Shareholders
As of December 16, 2016

	Common Stock Beneficially Owned		Percentage
5% Shareholders	#		%
Wilen Investment Management Company, Inc. 14551 Meravi Drive Bonita Springs, Florida 34135	738,401	(1)	9.6%
Greenwood Investments, Inc. Steven Tannenbaum Greenwood Capital Limited Partnership MGPLA, L.P. ST Partners LLC 800 Boylston Street, Suite 1450 Boston, MA 02199	737,709	(2)	9.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	697,182	(3)	9.1%
E. Erwin Maddrey, II 233 North Main Street, Suite 200 Greenville, SC 29601	672,371		8.8%
Franklin Resources, Inc. Franklin Advisory Services, LLC Charles B. Johnson Rupert H. Johnson, Jr.One Franklin Parkway San Mateo, CA 94403	636,500	(4)	8.3%

(1)
The information set forth above is based on an amendment to a Schedule 13G filed by Wilen Investment Management Corp. (“Wilen”) with the SEC on January 27, 2016, with respect to the Company's common stock. Wilen reported that it has sole power to vote and/or dispose of the above-referenced shares.

(2)
The information set forth above is based on an amendment to Schedule 13G jointly filed by Greenwood Investments, Inc., Steven Tannenbaum, Greenwood Capital Limited Partnership, MGPLA, L.P., and ST Partners LLC (each of which has the same business address as Greenwood Investments, Inc. and which are collectively referred to herein as "Greenwood") with the SEC on February 12, 2016, with respect to the Company's common stock. In the amendment to Schedule 13G, Greenwood reported that: (i) Greenwood Capital Limited Partnership beneficially owns 391,293 of the above-referenced shares; (ii) MGPLA, L.P. beneficially owns 200,076 shares of the above-referenced shares; (iii) ST Partners LLC beneficially owns 23,133 of the above-referenced shares, (iv) Greenwood Investments, Inc., as the sole general partner of each of Greenwood Capital Limited Partnership and MGPLA, L.P., beneficially owns 714,576 of the above-referenced shares, and (v) Mr. Tannenbaum, as the president of Greenwood Investments, Inc. and the manager and sole member of ST Partners LLC, beneficially owns all of the above-referenced shares.

(3)
The information set forth above is based on an amendment to a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 9, 2016, with respect to the Company's common stock. In the amendment to Schedule 13G, Dimensional reported that it has sole voting power with respect to 692,896 of the above-referenced shares and sole dispositive power with respect to all of the above-referenced shares. In the amendment to Schedule 13G, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. The Schedule 13G reported that all of the above-referenced shares were owned by such investment companies, funds, trusts and/or accounts. The amendment to Schedule 13G reported that Dimensional disclaims beneficial ownership of such securities.

(4)
The information set forth above is based on an amendment to Schedule 13G filed by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC with the SEC on February 4, 2016, with respect to the Company's common stock. In the amendment to Schedule 13G, FRI reported that the shares are beneficially owned by one or more open-end or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of FRI. The amendment to Schedule 13G reported that investment management contracts may delegate to the applicable subsidiary(ies) investment or voting power over the securities that are subject to the investment management contracts. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares disclosed above. The amendment to Schedule 13G reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities for which FRI subsidiaries provide investment services. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any beneficial ownership in the shares and believe that they are not acting as a “group” for purposes of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. The amendment to Schedule 13G also reported that the voting and investment powers held by Franklin Mutual Advisors, LLC, an indirect wholly-owned subsidiary of FRI, are exercised independently from FRI and all other subsidiaries.

Delta Apparel, Inc.     23     Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance
Members of our Board of Directors, certain of our executive officers, and persons who hold more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with the SEC regarding their beneficial ownership and changes in beneficial ownership of our common stock. To our knowledge, all Section 16(a) filing requirements applicable to the Company's directors, named executive officers, and 10% shareholders were satisfied during fiscal year 2016.

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EXECUTIVE OFFICERS
We refer to the following individuals as our "named executive officers" or "NEO's" in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement. Certain information regarding our named executive officers is provided below. These individuals are appointed to serve at the discretion of our Board. The primary business address for Mr. Humphreys, Ms. Merrill and Mr. Grow is 322 S. Main Street, Greenville, South Carolina 29601. Until October 1, 2016, the primary business address for Ms. Watson was 322 S. Main Street, Greenville, South Carolina 29601.

Robert W. Humphreys
Chairman & Chief Executive Officer Age: 59
Mr. Humphreys is the Chairman and Chief Executive Officer of Delta Apparel, Inc. He was named Chairman of our Board in 2009. Mr. Humphreys previously served Delta Apparel, Inc. as President and Chief Executive Officer for more than 10 years. From April 1999 until December 1999, Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. In 1998, he was named Vice President of Finance and Assistant Secretary of Delta Woodside Industries, Inc. and served in that capacity until November 1999. From 1987 to May 1998, Mr. Humphreys served as President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 27 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance.

Deborah H. Merrill
Chief Financial Officer & President, Delta Basics Age: 43
Ms. Merrill has served Delta Apparel, Inc. since 1998 and has been Vice President, Chief Financial Officer and Treasurer of the Company since 2006 and President, Delta Basics since January 2016. In addition, Ms. Merrill has served in an oversight role for Art Gun, LLC, a wholly-owned subsidiary of the Company, since the Company's 2014 fiscal year. Ms. Merrill was previously the Assistant Secretary of the Company from 1999 to 2006. During that time she also served as Vice President, Chief Accounting Officer, and Treasurer from March 2006 until July 2006; Director of Corporate Reporting, Planning and Administration of the Company from 2004 to 2006; and Director of Accounting and Administration of the Company from 2000 to 2004. Previously, she had been Director of Accounting and Administration of the Delta Apparel division of Delta Woodside Industries, Inc. from 1999 to 2000, and Accounting Manager of its Delta Apparel division from 1998 to 1999. Before joining Delta Apparel in 1998, she served as the Logistics Controller for GNB Technologies, a battery manufacturing company, and as an Auditor for Deloitte LLP.

Martha M. Watson
Vice President & Chief Human Resources Officer (through October 1, 2016) Age: 63
Ms. Watson served as Vice President and Chief Human Resources Officer of Delta Apparel, Inc. from 2012 until her retirement on October 1, 2016. Ms. Watson is currently serving in an advisory role with the Company through March 31, 2017. From 2000 to 2012, Ms. Watson served as the Company's Vice President and Secretary. From May 2009 to December 2010, Ms. Watson also served as the President of Junkfood Clothing Company, a wholly-owned subsidiary of the Company. Prior to joining Delta Apparel, Inc., Ms. Watson was President of Carolina Benefit Services, a payroll company, from September 1999 through 2000, and Vice President of Operations for Sunland Distribution, Inc., a public warehousing company, from January 1999 to September 1999. From 1990 to 1999, Ms. Watson was Director of Human Resources for Stevcoknit Fabrics Company, and from 1987 to 1990 she held a similar position with Delta Apparel, Inc., both of which, at the time, were divisions of Delta Woodside Industries, Inc.

Justin M. Grow
Vice President of Administration, General Counsel & Corporate Secretary Age: 44
Mr. Grow has served as General Counsel for the Company since October 2011, as Corporate Secretary for the Company since November 2012, and as Vice President of Administration for the Company since May 2016. Mr. Grow previously served as Assistant Corporate Secretary. Prior to joining the Company, Mr. Grow served as Assistant General Counsel for ScanSource, Inc., a Fortune 1000 technology distributor, from April 2007 to October 2011, and as Corporate Counsel for 3V, Inc. and director of its human resources function from October 2005 to April 2007. Prior to October 2005, Mr. Grow worked for several years as an associate with the law firm Ogletree, Deakins, Nash, Smoak & Stewart, P.C. and as a partner with the law firm Murphy & Grow, P.C.

Delta Apparel, Inc.     25     Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") discusses the material elements of compensation earned by, paid to or awarded to each of our named executive officers during our fiscal year ended October 1, 2016, and describes the principles and philosophies underlying our executive compensation programs and policies. In addition, you will find a series of tables in this Proxy Statement containing specific information regarding our named executive officers' compensation in our 2014, 2015 and 2016 fiscal years.
Executive Summary
Delta Apparel, Inc. is an international apparel design, marketing, manufacturing and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel, headwear and related accessory products. We specialize in selling casual and athletic products through a variety of distribution channels and distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, e-retailers and the U.S. military. Our products also are available directly to consumers on our websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com, www.deltaapparel.com, and www.coastapparel.com, and via several "brick and mortar" retail locations in the United States. We design and internally manufacture the majority of our products, which allows us to offer a high degree of consistency and quality control as well as leverage scale efficiencies. We have manufacturing operations located in the United States, El Salvador, Honduras and Mexico and employ approximately 7,700 people worldwide. Our distribution facilities are strategically located throughout the United States to better serve our customers with same-day shipping on our catalog products and weekly replenishments to retailers. Additional information about our Company is available at www.deltaapparelinc.com.
The compensation of our named executive officers received overwhelming support at our prior annual meeting of shareholders on February 11, 2016, with approximately 99% of the voting shares cast in favor of our executive compensation programs. We have considered those results in determining our executive compensation decisions, programs and policies. Our executive compensation programs and policies during fiscal year 2016 generally remained consistent with those presented at our February 11, 2016, annual meeting of shareholders. The following table sets forth some of the key features of our programs:

Key Features of Our Executive Compensation Programs
We pay for performance and place a significant portion of executive officer compensation "at risk"	We do not allow hedging, puts, calls or similar derivative transactions related to our stock
We cap the amount of cash incentive compensation and equity awards that an executive may receive in any year	We do not reprice stock options and do not exchange "underwater" options for cash
We have robust stock ownership guidelines for key executive positions and directors	We generally do not provide guaranteed cash bonuses to our named executive officers
We have double trigger change in control severance benefits in our executive employment agreements	We do not offer a defined benefit pension plan
We pay reasonable salaries and provide appropriate benefits to our executives	We do not offer a supplemental executive retirement plan
We generally provide a blend of short-term and long-term incentive opportunities as well as a blend of cash and equity incentive opportunities	We do not provide our executives with perquisites or other personal benefits beyond what we generally provide other employees
Our Compensation Committee is made up entirely of independent directors and is empowered to select and engage its own independent advisors
The principal elements of our named executive officer compensation program are base salary, performance-based annual cash incentives, service-based and performance-based equity incentives, and the employee benefits provided to our other full-time domestic employees. We utilize a mix of the foregoing elements with the ultimate goals of aligning the short-term and long-term interests of our executives with those of our shareholders and attracting, retaining and appropriately rewarding executive management talent. It is important to us that the compensation of our named executive officers be directly linked to Company performance without encouraging excessive or unnecessary risk-taking by our executives. To effectively link pay with performance, our Compensation Committee believes that a significant portion of our named executive officer compensation must be "at risk", or not guaranteed, and directly tied to the financial success of the Company.
In evaluating and monitoring Company performance relative to the compensation of our executives in fiscal year 2016, we placed primary emphasis on earnings before interest and taxes, or "EBIT", and return on capital employed, or "ROCE". EBIT is defined as our revenue less expenses, excluding interest and taxes. ROCE is defined as our EBIT as a percentage of our 12-month average capital employed,

Delta Apparel, Inc.     26     Proxy Statement

with capital employed generally being our debt plus equity, less taxes, cash and cash equivalents. We believe that these metrics strike an appropriate balance between generating financial returns and efficiently allocating our capital.
The discussion below is intended to assist you in understanding the information provided in this Executive Summary and the accompanying compensation tables contained in this Proxy Statement, and to put that information into context within our overall executive compensation program. For the reasons described in this CD&A and accompanying tables, we believe our executive compensation programs are designed to support our Company goals and encourage profitable growth for our business.
Fiscal Year 2016 Performance and Pay Implications
We believe that our named executive officer compensation programs continue to be well-aligned with the objectives of our performance-based compensation philosophy. Our executive team led our business to strong operating results in fiscal year 2016 despite continuing sluggishness in the apparel retail environment. We also completed a large-scale expansion and realignment effort across both our domestic and international manufacturing platforms that allows us to maximize production at our lower-cost facilities, eliminate duplicative fixed costs, and leverage the latest dyeing and finishing technology.  We began increasing fabric production in our more efficient Honduran textile facility in June 2016, have successfully increased output in that facility on schedule, and should be at full production levels by the end of calendar year 2016. We also completed the sale of our Maiden, North Carolina textile facility and are efficiently sourcing domestic fabric for our Made-in-the-USA programs as well as in-country fabric to use in our Mexico sew and screen-print facilities, which now serve as a quick-turn operation to support continued growth in our full-package catalog programs. This realignment effort is expected to improve gross margins and ultimately boost operating earnings by an estimated $8 million annually, or approximately $0.70 per diluted share.

Our higher-margin, direct-to-consumer business continued to expand in fiscal year 2016 with the opening of a Salt Life west coast flagship store in San Clemente, California.  Another Salt Life retail location is set to open in Huntington Beach, California in fiscal year 2017 and our Soffe business is set to open an additional retail location in fiscal year 2017, in Fayetteville, North Carolina. Salt Life continued its strong growth trend in fiscal year 2016 with robust increases in direct-to-consumer sales, including a 69% increase over the prior year on the www.saltlife.com ecommerce site. The Salt Life flagship store in Jacksonville, Florida, in operation for five years now, continues to increase its sales, with growth of nearly 20% in fiscal year 2016 over the prior year. Art Gun, which has solidified its leadership position in the digital printing marketplace, realized strong net sales growth in the 2016 fiscal year.

We also continued to invest in our brands, with expanded sales and marketing programs, in-store shops and point-of-sale displays, and our social media and other digital outreach programs continuing to build consumer awareness of our brands and resulting in record e-commerce sales. Our acquisition of the Coast Apparel brand adds to our brand portfolio. Coast Apparel's full line of traditional, sports-casual attire, headwear and accessories are primarily marketed direct-to-consumer through retail stores located in Greenville, South Carolina and Pawley’s Island, South Carolina and via its ecommerce site at www.coastapparel.com.
All of these efforts allowed us to expand our gross margins, significantly increase profits, and create value for our shareholders during fiscal year 2016. Our strong operating performance is evidenced by our inclusion in the Russell 2000® Index during our 2016 fiscal year.
We also believe that our emphasis on performance-based compensation continues to be reflected in the compensation paid to our named executive officers. For example, in our previous fiscal year, Mr. Humphreys forfeited approximately 5,200 shares of common stock due to the Company's ROCE being below the target threshold set by our Compensation Committee. In fiscal year 2016, the Company achieved ROCE above the applicable target threshold and, as a result, Mr. Humphreys was awarded shares in excess of the target amount for which he was eligible. Mr. Humphreys received 53,248 shares of common stock for fiscal year 2016 due to the Company's ROCE, approximately 102% of the target shares for which he was eligible.
By way of further example, EBIT for our previous fiscal year was below the target EBIT level set for that period by our Compensation Committee with respect to our named executive officers' cash incentive compensation opportunities tied to the Company's consolidated performance. As a result, our named executive officers did not receive the full target amount of cash incentive compensation for which they were eligible that year. However, in fiscal year 2016, our EBIT exceeded the target EBIT level set by our Compensation Committee with respect to our named executive officers' cash incentive compensation opportunities tied to the Company's consolidated performance and, as a result, our named executive officers received more than the target amount of cash incentive compensation for which they were eligible in fiscal year 2016. The cash incentives earned by Mr. Humphreys, Ms. Merrill, Ms. Watson and Mr. Grow for fiscal year 2016 that were tied to the consolidated performance of the Company aggregated to $1,186,280, approximately 126% of the aggregate target amount for which they were eligible.

Delta Apparel, Inc.     27     Proxy Statement

Ms. Merrill's cash incentive compensation opportunities tied to the performance of our Activewear and Art Gun businesses are also representative of our continued emphasis on performance-based compensation. Both of those businesses performed extremely well in fiscal year 2016, with EBIT exceeding the target levels set by our Compensation Committee for purposes of Ms. Merrill's cash incentive compensation opportunities tied to the performance of those businesses. As such, Ms. Merrill's Activewear-specific cash incentive compensation opportunity was earned at approximately 202% of the target amount for which she was eligible and Ms. Merrill's Art Gun-specific cash incentive compensation opportunity was earned at approximately 220% of the target amount for which she was eligible.
More detail regarding the compensation of our named executive officers can be found within the Summary Compensation Table located within this Proxy Statement.
Compensation Philosophy and Objectives
Our approach to executive compensation continues to be defined by the following primary objectives:

1.	Aligning the interests of our shareholders and executives;

2.	Establishing a strong link between executive pay and Company performance; and

3.	Attracting, retaining and appropriately rewarding executive management talent in line with market practices.
Alignment of Shareholder and Executive Interests
Our executive compensation program elements are aligned with the interests of our shareholders in several key respects. The cash incentive compensation for which our executives were eligible for fiscal year 2016 was contingent on the Company's achievement of what we believe were aggressive yet realistic EBIT goals. We continue to believe EBIT to be a useful financial metric for evaluating how effectively the Company generates profits from its operations. The performance-based equity incentive compensation for which Mr. Humphreys was eligible in fiscal year 2016 and the performance-based equity awards granted to Ms. Merrill and Mr. Grow in fiscal year 2016 were both based on what we believe to be properly balanced ROCE goals. The Company has utilized ROCE as a performance metric for many years and we continue to believe ROCE effectively incorporates the goals of increasing earnings and efficiently using capital, and also effectively aligns shareholder and executive interests.
For several years now, the equity incentives awarded to our executives have consisted of service-based restricted stock units and/or performance units. A significant portion of these equity incentive awards are based entirely on the Company's performance with respect to ROCE. All of the equity incentive awards for which Mr. Humphreys is eligible are based on the Company's performance with respect to ROCE.
In addition, the stock ownership guidelines described in the "Corporate Governance" section of this Proxy Statement require certain of our executives, including our Chief Executive Officer and Chief Financial Officer, to maintain a significant ownership stake in the Company, thus linking their long-term interests with those of our shareholders. Our executives are also subject to the prohibitions in our insider trading policy with respect to short selling and other speculative and derivative trading activities as well as hedging transactions with respect to our stock. We believe these restrictions, coupled with our stock ownership guidelines and the structure of our incentive compensation programs, effectively dovetail executive and shareholder interests.
Link Between Executive Pay and Performance
To effectively link executive pay with the performance of the Company, our Compensation Committee believes that a significant portion of our named executive officer compensation must be "at risk" based on objective and predetermined financial performance criteria. The compensation for which our named executive officers were eligible in fiscal year 2016 reflects our strong commitment to this pay-for-performance philosophy.
Approximately 46% of the aggregate target cash compensation for which Mr. Humphreys was eligible in the 2016 fiscal year was entirely at risk and contingent on the Company's financial performance, and 100% of the equity compensation for which Mr. Humphreys was eligible in the 2016 fiscal year was entirely at risk and contingent on the Company's financial performance. Approximately 41% of the aggregate target cash compensation for which Ms. Merrill was eligible for the 2016 fiscal year (excluding any equity awards paid in the form of cash) was entirely at risk and contingent on the Company's financial performance. In addition, 50% of the equity compensation opportunities awarded to Ms. Merrill and Mr. Grow in fiscal year 2016 are entirely at risk and contingent on the Company's financial performance.

Delta Apparel, Inc.     28     Proxy Statement

Attracting, Retaining and Appropriately Rewarding Executives
We seek to attract, retain and reward our executive officers by establishing compensation and benefit levels that are competitive relative to those offered by other companies in our industry of similar size, scope and complexity. Each named executive officer's overall responsibility level within our organization, unique skills and capabilities, long-term leadership potential, and individual performance is also considered and balanced in establishing compensation. Historic pay levels and internal pay equity considerations also factor into our executive compensation decisions.
Compensation Decision Roles
Compensation Committee
Our Compensation Committee approves all compensation for our named executive officers except our Chief Executive Officer, authorizes all awards under our stock plans, and reports its decisions to our Board. Our Compensation Committee recommends to the independent members of our Board the compensation for our Chief Executive Officer. Our corporate human resources function, in consultation with our Chief Executive Officer, has traditionally provided our Compensation Committee with the recommended amounts for each element of compensation, historical levels for each compensation element, and other applicable information. While the recommendations of management provide valuable guidance, our Compensation Committee ultimately makes all final decisions with respect to compensation levels and structure for our named executive officers (except for the Chief Executive Officer, which is ultimately made by our independent directors). Our Compensation Committee's charter lists the specific responsibilities of the committee and can be accessed without charge on the "Corporate Governance" page of our website at www.deltaapparelinc.com.
Company Management
Company management is responsible for developing and maintaining an effective compensation program throughout the Company and for administering the compensation programs decided upon by our Compensation Committee. Our Chief Executive Officer annually reviews the performance of each of our other named executive officers and provides input regarding the compensation of such named executive officers that is factored into the recommendations to our Compensation Committee. Decisions regarding the non-equity compensation of other employees are made by management.
Setting Executive Compensation
Our practice with respect to setting executive compensation generally begins with our corporate human resources function, with input from our Chief Executive Officer, preparing recommendations for compensation for our named executive officers other than our Chief Executive Officer. Separate recommendations for the compensation of our Chief Executive Officer are also provided by our corporate human resources function. Our Compensation Committee reviews these recommendations and uses them to determine base salaries and incentive compensation for our named executive officers. Our independent directors must ultimately confirm the compensation of our Chief Executive Officer.
Our corporate human resources function's compensation recommendations for fiscal year 2016 were guided by a previously conducted internal survey that utilized relevant executive compensation information available in the proxy statement filings of various peer companies within the apparel industry with annual revenues and earnings, employee headcount, operational scope and complexity, business models, and/or financial performance considered to be similar to ours. The filings of the following companies were among those utilized in conducting the survey:

Ennis, Inc.	G-III Apparel Group Ltd.	Gildan Activewear, Inc.	Hanesbrands, Inc.
Lululemon Athletica, Inc.	Oxford Industries, Inc.	Steve Madden, Ltd.	Under Armour, Inc.
Various published and subscription-based compensation market data was also utilized in conducting the survey. The survey did not directly benchmark against a specific peer company or a particular compensation or market analysis, but rather utilized the data from these sources as a general guide to market compensation levels within our industry.
In determining the appropriate compensation levels for the applicable period, our Compensation Committee reviews the information and recommendations provided by our corporate human resources function as well as the input provided by our Chief Executive Officer regarding our other named executive officers and the performance evaluation of the Chief Executive Officer provided by our Corporate

Delta Apparel, Inc.     29     Proxy Statement

Governance Committee. In conducting its review, our Compensation Committee considers both the overall performance results of the Company and the overall need of the organization to attract, retain and motivate its executive officers.
During fiscal year 2016, our Compensation Committee engaged Steven Hall & Partners to conduct a market review of the compensation levels for the positions occupied by certain of our named executive officers. Steven Hall & Partners also developed a peer group of eight companies for use in analyzing and establishing the compensation of the Company's named executive officers in fiscal year 2017. The peer group includes companies in our Global Industry Classification Standard (GICS) industry code with revenues from one-half to three times our annual revenues and/or companies with which we directly compete. Steven Hall & Partners noted that the majority of the companies in the peer group are larger than us from a revenue, net income and market capitalization standpoint. The peer group includes the following companies:

Ennis, Inc.	G-III Apparel Group Ltd.	Gildan Activewear, Inc.	Oxford Industries, Inc.
Perry Ellis International, Inc.	Steven Madden Ltd.	Superior Uniform Group, Inc.	Vince Holding Corp.
Competitive Positioning of Executive Compensation Levels
Our Compensation Committee determined base salary and annual cash incentive opportunities for our named executive officers in fiscal year 2016 after reviewing the recommendations provided by our corporate human resources function. Our Compensation Committee’s goal is to award compensation that is properly balanced when all elements of potential compensation are considered. Our Compensation Committee believes that the aggregate components of our executive compensation program provide a total compensation level that is sufficient to attract, retain, motivate and reward our executive officers.
Executive Compensation Components
The principal components of compensation for our named executive officers are:

•	Base salary;

•	Performance-based cash incentives;

•	Performance-based and/or service-based equity incentives; and

•	Other employee benefits provided to all full-time employees in the United States.
Although there is no pre-established policy or target for the allocation between specific compensation components, a significant portion of our named executive officers' annual total target compensation is generally intended to be contingent on Company performance relative to performance goals established for our cash and/or equity incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and shareholders and rewarding our executives based on Company performance without encouraging excessive or unnecessary risk-taking.
Base Salary
Base salary is paid to our executives in cash on a semi-monthly basis throughout the year and provides a minimum, fixed level of compensation. The base salary for each named executive officer is guided by the relative salary levels for comparable positions in the apparel industry, as well as the assessed potential of the executive, the individual's scope of responsibility, personal performance, experience and length of service to the Company. Each executive officer's base salary is reviewed annually and generally may be adjusted to reflect inflation, the Company's financial performance, any change in the executive officer's responsibilities, and the executive officer's overall performance.
With respect to the fiscal year 2016 base salaries of our named executive officers other than our Chief Executive Officer, our Compensation Committee reviewed the recommendations and information provided by our corporate human resources function, which factored in our Chief Executive Officer's assessment of each executive's individual performance and responsibilities, and knowledge of apparel industry compensation, to determine appropriate base salary compensation. With respect to our Chief Executive Officer's base salary in fiscal year 2016, the recommendations and information provided by our corporate human resources function were reviewed along with the assessment of the Chief Executive Officer's individual performance and responsibilities by our Corporate Governance Committee, to determine appropriate base salary compensation.

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Salary increases in fiscal year 2016 provided to our named executive officers ranged from 0% to approximately 28%, with the increases due primarily to increases in job responsibilities and scope but also to reflect additional experience, performance and/or future potential. Neither Mr. Humphreys' nor Ms. Watson's salary increased during our 2016 fiscal year. Base salaries for each of our named executive officers as of our 2016 fiscal year ended October 1, 2016, were as follows:

Named Executive Officer Base Salaries
Fiscal Year Ended October 1, 2016

Executive Officer	Base Salary
Robert W. Humphreys	$760,000
Deborah H. Merrill	$425,000
Martha M. Watson	$295,000
Justin M. Grow	$230,000
Annual Cash Incentive Compensation (AIC)
Our named executive officers are eligible for annual cash incentive compensation (“AIC”) that provides for the payment of cash bonuses pursuant to our Short-Term Incentive Compensation Plan. Our Short-Term Incentive Compensation Plan is designed to motivate our named executive officers and other participating salaried employees to achieve and exceed objective annual business performance goals that have been established before or during the first quarter of the fiscal year and to reward those employees based on such achievement. Our Compensation Committee certifies that the performance goals have been achieved prior to the payment of any AIC. Our Compensation Committee may, at its discretion, adjust the actual AIC paid.
Target Value
The overall AIC opportunity for our named executive officers varies depending upon the executive's position, with the target value defined as a certain dollar amount per individual. Our Compensation Committee approves the aggregate target values for the AIC opportunity, as well as the individual target values for all named executive officers. Our Compensation Committee reviews the compensation recommendations and information provided by our corporate human resources function, along with information regarding each executive's individual performance and responsibilities, to determine the appropriate target value for each executive. The target AIC values for each of our named executive officers based on the Company's performance as a whole, or consolidated performance, in fiscal year 2016 were as follows:

Consolidated AIC Plan Target Values
Fiscal Year 2016

Executive Officer	Target Value
Robert W. Humphreys	$650,000
Deborah H. Merrill	$150,000
Martha M. Watson	$100,000
Justin M. Grow	$40,000
We do not establish performance criteria based on individual performance for each named executive officer, although we do evaluate individual performance when making compensation decisions. Rather, we believe that focusing the executive team as a group on common financial performance goals results in greater long-term success. The named executive officers each have cash incentive opportunities conditioned on the Company's achievement of objective financial goals. Under the AIC plan approved by our Compensation Committee for the 2016 fiscal year based on the Company's consolidated performance, our named executive officers' cash incentive opportunities were based on the Company's EBIT.
Our Compensation Committee established the required EBIT to earn the target value at $17.5 million. The EBIT threshold required to earn the target AIC value considered, among other things, various strategic initiatives and the expectation of solid operating performance across all business units in the 2016 fiscal year. EBIT of $13 million was required to earn the minimum payout of 25% of the target value and EBIT of $26.5 million or higher would have earned the maximum payout of 250% of the target value, with scaled target value achievement for EBIT results between $13 million and $26.5 million or higher. If minimum performance goals were not met by the Company, there was no guaranteed cash incentive payment. In addition, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1.5 million during any calendar year.

Delta Apparel, Inc.     31     Proxy Statement

The following table sets forth the performance targets and determination of cash incentive compensation earned in the 2016 fiscal year based on the consolidated financial performance of the Company. The calculation of EBIT for purposes of determining our named executive officers' AIC eligibility excludes expenses associated with the strategic expansion and realignment of our manufacturing platform completed during the year.

Consolidated AIC Plan Results
Fiscal Year 2016

EBIT (100% of Target Value)
Performance Targets		Performance Results
EBIT Levels	Payout Percentage Levels	EBIT	Payout Percentage
Less than $13 million	0% of target value	$19,169,000	126.2%
$13 million	25% of target value
$17.5 Million	100% of target value
$26.5 million or greater	250% of target value (maximum)
The 2016 fiscal year AIC payments to each of our named executive officers based on the Company's consolidated performance was as follows:
Consolidated AIC Plan Payments
Fiscal Year 2016

Executive Officer	Target Value	Payment
Robert W. Humphreys	$650,000	$820,300
Deborah H. Merrill	$150,000	$189,300
Martha M. Watson	$100,000	$126,200
Justin M. Grow	$40,000	$50,480
In addition to the above-referenced AIC opportunity based on the consolidated performance of the Company, Ms. Merrill was eligible for an additional AIC opportunity with an aggregate target of $100,000 based solely on the performance of our Activewear business in fiscal year 2016. Ms. Merrill was also eligible for an AIC opportunity with an aggregate target of $50,000 based solely on the performance of our Art Gun business in fiscal year 2016. The Compensation Committee determined that it was in the best interest of the Company to provide Ms. Merrill with these additional AIC opportunities due to the substantial time that Ms. Merrill was expected to devote to our Activewear and Art Gun businesses during fiscal year 2016 in connection with her promotion to the position of President, Delta Basics and her associated management and oversight responsibilities for those businesses.
Ms. Merrill's Activewear-specific AIC opportunity was based entirely on the EBIT achieved by our Activewear business in fiscal year 2016. Our Compensation Committee established the required EBIT amount at $12.15 million to earn the target value, with EBIT of $7.35 million required to earn the minimum payout of 25% of the target value, EBIT of $21.75 million or higher earning the maximum payout of 250% of the target value, and scaled target value achievement for EBIT results between $7.35 million and $21.75 million or higher. If minimum performance goals were not met by our Activewear business, there was no guaranteed cash incentive payment for Ms. Merrill. Moreover, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1.5 million during any calendar year. The calculation of EBIT for purposes of determining Ms. Merrill's Activewear-specific AIC eligibility excludes expenses associated with the strategic expansion and realignment of our manufacturing platform completed during the year.
Ms. Merrill's Art Gun-specific AIC opportunity was based entirely on the EBIT achieved by our Art Gun business in fiscal year 2016. Our Compensation Committee established the required EBIT amount at $813,000 to earn the target value, with EBIT of $563,000 required to earn a minimum payout, EBIT of $625,000 required to earn a payout of 25% of the target value, and EBIT of $1.187 million or higher earning the maximum payout of 250% of the target value, and scaled target value achievement for EBIT results between $563,000 and $1.187 million or higher. If minimum performance goals were not met by our Art Gun business, there was no guaranteed cash incentive payment for Ms. Merrill. Moreover, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1.5 million during any calendar year.

Delta Apparel, Inc.     32     Proxy Statement

The EBIT thresholds required for Ms. Merrill to earn the target values under her Activewear-specific and Art Gun-specific AIC opportunities were established primarily upon the expectation that our Activewear and Art Gun businesses should achieve aggressive yet realistic growth and profitability goals in fiscal year 2016.
The following table sets forth the calculation of the actual cash incentive compensation earned by Ms. Merrill in fiscal year 2016 based on the performance of our Activewear and Art Gun businesses, as well as the corresponding individual AIC payments to Ms. Merrill:

Activewear AIC Plan Results and Payments
Fiscal Year 2016

EBIT (100% of Target Value)
Performance Targets		Performance Results
EBIT Levels	Payout Percentage Levels	EBIT	Payout Percentage
Less than $7.35 million	0% of target value	$18,688,000	202.2%
$7.35 million	25% of target value
$12.15 Million	100% of target value	Target Value: $100,000
$21.75 million or greater	250% of target value (maximum)	Payment: $202,200

Art Gun AIC Plan Results and Payments
Fiscal Year 2016

EBIT (100% of Target Value)
Performance Targets		Performance Results
EBIT Levels	Payout Percentage Levels	EBIT	Payout Percentage
Less than $563,000	0% of target value	$1,114,000	220.5%
$625,000	25% of target value
$813,000	100% of target value	Target Value: $50,000
$1.187 million or greater	250% of target value (maximum)	Payment: $110,250

Equity Incentive Compensation
Our named executive officers receive equity incentive compensation designed to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business and to link their compensation to the Company's long-term financial success. All equity awards are granted by our Compensation Committee with the aim of creating a meaningful opportunity for stock ownership based upon the executive’s current position and level of responsibility, the assessed potential of the executive, the executive’s performance, the executive’s other forms of compensation and total compensation, any other factors that are deemed relevant to accomplish the long-term goals of the Company and, as appropriate, the recommendation of the Chief Executive Officer and/or corporate human resources function.
All stock-based awards are now granted under the Delta Apparel, Inc. 2010 Stock Plan (the "2010 Stock Plan"), which was approved by our shareholders on November 11, 2010, and re-approved at our February 4, 2015, annual meeting of shareholders. Under the 2010 Stock Plan, our Compensation Committee has the authority to determine to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other stock or cash awards. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. Our Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
With limited exceptions, our general practice with respect to equity awards to our named executive officers other than our Chief Executive Officer has been to make regular equity incentive grants every other year that vest on a two-year schedule based on service and/or objective performance criteria. Consistent with this practice, our Compensation Committee made equity awards to Ms. Merrill and Mr. Grow on January 1, 2016, that are eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ending

Delta Apparel, Inc.     33     Proxy Statement

September 30, 2017, based on service and objective performance criteria. Our current practice with respect to equity awards to our Chief Executive Officer is to provide equity incentive opportunities that vest on a one-year schedule based solely on objective performance criteria.
Chief Executive Officer
On June 6, 2012, the Company entered into a second amendment to Mr. Humphreys' employment agreement in connection with which Mr. Humphreys received a grant of 156,000 performance units that were subject to vesting based on future Company performance. One-third of such performance units (52,000) were each eligible to vest upon the filing of our Form 10-K for our fiscal years 2013, 2014 and 2015 based on our one-year average ROCE for those fiscal years. The Company and Mr. Humphreys subsequently entered into a third amendment to Mr. Humphreys' employment agreement dated December 5, 2014, in connection with which Mr. Humphreys and the Company mutually agreed to cancel the remaining one-third of the performance units (52,000) granted to Mr. Humphreys in connection with the second amendment to his employment agreement that were based on the Company's fiscal year 2015 performance. To better align Mr. Humphreys' equity incentive compensation opportunity with the Company's change to a September fiscal year end cycle, in connection with the third amendment to Mr. Humphreys' employment agreement he received a grant of 169,000 performance units eligible to vest based on Company performance in fiscal years 2015, 2016 and 2017. Sixty-five thousand (65,000) of such performance units were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for fiscal year 2015 based on our one-year average ROCE for that fiscal year, 52,000 of such performance units were eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for fiscal year 2016 based on our one-year average ROCE for that fiscal year, and 52,000 of such performance units are eligible to vest upon the filing of our Annual Report on Form 10-K for fiscal year 2017 based on our one-year average ROCE for that fiscal year.
Our Compensation Committee established the one-year average ROCE for Mr. Humphreys to vest in 100% of the target number of units at 7%. Mr. Humphreys vests in 20% of the target number of units if the average ROCE is 3%, 120% of the target number of units, which is the maximum number of units that can be earned under the award, if the average ROCE is 12% or higher, and in none of the units if the average ROCE is less than 3%. Mr. Humphreys is eligible for pro rata unit vesting based on the actual one-year average ROCE being between 3% and 12%.
With respect to the units for which Mr. Humphreys was eligible to vest in connection with the Company's performance in fiscal year 2016, Mr. Humphreys received only shares of Company stock equal to the value of the aggregate number of vested performance units. With respect to the units for which Mr. Humphreys is eligible to vest in connection with the Company's performance in fiscal year 2017, Mr. Humphreys will receive only shares of Company stock equal to the value of the aggregate number of any vested performance units. No tax assistance is provided under this award.
The following table sets forth the performance targets, vesting structure, and performance results for the equity incentive compensation awards for which Mr. Humphreys was eligible based on the Company's average ROCE in fiscal year 2016. The calculation of ROCE for purposes of determining Mr. Humphreys' equity incentive compensation eligibility excludes expenses associated with the strategic expansion and realignment of our manufacturing platform completed during the year.

CEO Equity Incentive Compensation Opportunity Results
Fiscal Year 2016

ROCE (100% of Target Units)
Performance Targets		Performance Results
One-Year ROCE Levels	Vesting Percentage	ROCE	Vesting Percentage
< 3%	0% of target units	7.6%	102.4%
3%	20% of target units
3% to 7%	20% to 100% of target units (pro rata)
7%	100% of target units
7% to 12%	100% to 120% of target units (pro rata)	Target: 52,000 units
12%	120% of target units (maximum)	Payout: 53,248 units
The fiscal year 2016 equity incentive compensation awarded to Mr. Humphreys was 53,248 units, all of which was payable in Company stock. The following table sets forth the performance targets and vesting structure for the performance units for which Mr. Humphreys is eligible based on the Company's average ROCE in fiscal year 2017.

Delta Apparel, Inc.     34     Proxy Statement

CEO Equity Incentive Compensation Opportunity
Fiscal Year 2017

ROCE (100% of Target Units)
Performance Targets
One-Year ROCE Levels	Vesting Percentage
< 3%	0% of target units
3%	20% of target units
3% to 7%	20% to 100% of target units (pro rata)
7%	100% of target units
7% to 12%	100% to 120% of target units (pro rata)
12%	120% of target units (maximum)
Other Named Executive Officers
On January 1, 2016, Ms. Merrill was awarded 16,875 service-based restricted stock units and 16,875 performance units, Mr. Grow was awarded 3,000 service-based restricted stock units and 3,000 performance units, and Ms. Watson was awarded 8,438 service-based restricted stock units. The service-based awards to Ms. Merrill and Mr. Grow consist of restricted stock units that are eligible to vest on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ending September 30, 2017. The service-based awards to Ms. Watson consisted of restricted stock units that vested on the filing of our Annual Report on Form 10-K with the SEC for our fiscal year ended October 1, 2016.
The performance units awarded to Ms. Merrill and Mr. Grow are eligible to vest based on our average ROCE for the two-year period ending September 30, 2017. Our Compensation Committee established the two-year average ROCE for vesting in 100% of the target number of units at 10%. 50% of the target number of units are eligible to vest if the two-year average ROCE is 5%, 150% of the target number of units, which is the maximum number of units that can be earned under the award, are eligible to vest if the two-year average ROCE is 15% or higher, and none of the units are eligible to vest if the two-year average ROCE is less than 5%. There is pro rata unit vesting if the actual two-year average ROCE is between 5% and 15%.
Any vested units will be paid in shares of Company stock equal to one-half of the value of the aggregate number of such vested units and a cash payment equal to one-half of the value of the aggregate number of such vested units. No tax assistance is provided under this award.
The following table sets forth the performance targets and vesting structure for the performance units for which Ms. Merrill and Mr. Grow are eligible based on the Company's average ROCE for the two-year period ending September 30, 2017:
Other NEO Performance-Based Equity Incentive Compensation Opportunity
Two-Year Period Ending September 30, 2017

ROCE (100% of Target Units)
Performance Targets
One-Year ROCE Levels	Vesting Percentage
< 5%	0% of target units
5%	50% of target units
5% to 10%	50% to 100% of target units (pro rata)
10%	100% of target units
10% to 15%	100% to 150% of target units (pro rata)
15%	150% of target units (maximum)
In addition, on November 18, 2014, Ms. Merrill was awarded 75,000 service-based restricted stock units and Mr. Grow was awarded 20,000 service-based restricted stock units. Ms. Merrill and Mr. Grow are generally eligible to vest in their respective service-based restricted stock units if each remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2018 fiscal year. These service-based restricted stock units are intended to serve as an employment retention vehicle and to

Delta Apparel, Inc.     35     Proxy Statement

further align Ms. Merrill's and Mr. Grow's interests with those of our shareholders. Any vested units will be paid in shares of Company stock equal to the value of the aggregate number of such vested units. No tax assistance is provided under this award.
Other Employee Benefits
Our named executive officers receive the same employee benefits generally available to all of our full-time employees in the United States, including health insurance, dental insurance, and group life and disability insurance. In addition, our named executive officers are eligible to participate in our 401(k) plan. We provide our named executive officers with the same 401(k) matching benefit offered to all participating employees of the Company. We do not maintain any deferred compensation or supplemental executive retirement plans.
Perquisites and Other Personal Benefits
We do not provide our named executive officers with any perquisites or other personal benefits that are not provided to our other employees in the United States.
Deductibility of Compensation Expense
Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation (as defined in Section 162(m) of the Internal Revenue Code of 1986). Our Compensation Committee considers its primary goal to be the design of compensation programs that further the best interests of the Company and its shareholders. To the extent consistent with that goal, our Compensation Committee attempts to use compensation programs that preserve the tax deductibility of compensation expenses. We believe that the cash bonuses paid to our employees pursuant to the shareholder approved Short-Term Incentive Compensation Plan and the performance-based equity grants made pursuant to the Company's 2010 Stock Plan qualify as performance-based compensation exempt from the $1 million deduction limit. Option awards granted under the Delta Apparel Stock Option Plan and Delta Apparel Incentive Stock Award Plan may not qualify as performance-based compensation, as those plans were not approved by our shareholders.
During our fiscal year 2016, all of the compensation paid to Mr. Humphreys and Ms. Merrill was deductible by the Company for federal income tax purposes and we believe that in fiscal year 2017 all compensation paid to Mr. Humphreys and Ms. Merrill will be deductible by the Company for federal income tax purposes.
Employment Agreements
We compete for executive talent and believe that agreements providing severance and other protections play an important role in attracting and retaining key executives. We have entered into employment agreements with all named executive officers and other selected senior executives and key managers.
Robert W. Humphreys, our Chairman and Chief Executive Officer, has an employment agreement with the Company dated June 12, 2009, which was subsequently amended on August 17, 2011, June 6, 2012, and December 5, 2014. Ms. Merrill, Ms. Watson and Mr. Grow are parties to employment agreements with the Company dated December 31, 2015.
Employment Agreement with Chief Executive Officer
Mr. Humphreys' agreement provides that he will receive a base annual salary of at least $760,000, subject to upward adjustment at the discretion of our independent directors. Mr. Humphreys will participate in the Company’s Short-Term Incentive Compensation Plan with a base of $650,000 during fiscal years 2015, 2016 and 2017 and with a maximum payout of $1.5 million for any single fiscal year. The calculation of Mr. Humphreys’ compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually for the other participants in the plan. Mr. Humphreys will also participate in the 2010 Stock Plan.
As set forth in the "Equity Incentive Compensation" section of this CD&A, in connection with the second amendment to Mr. Humphreys' employment agreement, Mr. Humphreys received a grant of 156,000 performance units, one-third of which were each eligible to vest upon the filing of our Annual Report on Form 10-K for our fiscal years 2013, 2014 and 2015 based on our one-year average ROCE for each such fiscal year.
The Company and Mr. Humphreys entered into a third amendment to his employment agreement dated December 5, 2014, via which the Company and Mr. Humphreys mutually agreed to cancel the final one-third (52,000) of the 156,000 performance units granted to Mr. Humphreys in connection with the second amendment to his employment agreement. To better align Mr. Humphreys' equity incentive

Delta Apparel, Inc.     36     Proxy Statement

compensation opportunity with the Company's change to a September fiscal year end cycle, Mr. Humphreys received a grant of 169,000 performance units in connection with the third amendment to his employment agreement. Sixty-five thousand (65,000) of such performance units were eligible to vest upon the filing of our Annual Report on Form 10-K for fiscal year 2015 based on our one-year average ROCE for that fiscal year, 52,000 of such performance units were eligible to vest upon the filing of our Annual Report on Form 10-K for fiscal year 2016 based on our one-year average ROCE for that fiscal year, and 52,000 of such performance units are eligible to vest upon the filing of our Annual Report on Form 10-K for our fiscal year 2017 based on our one-year average ROCE for that fiscal year. In the event that Mr. Humphreys is terminated other than for Cause (as defined in the agreement), and subject to satisfaction of the applicable performance criteria, Mr. Humphreys will receive the full equity award for the fiscal year in which his employment is terminated.
Mr. Humphreys is entitled to receive such perquisites as may be provided by the Company from time to time to executives of the Company in comparable positions and such other benefits as are customarily available to executives of the Company.
The agreement requires that Mr. Humphreys give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without cause upon written notice. If the Company terminates Mr. Humphreys’ employment without Cause (as defined in the agreement) or Mr. Humphreys terminates his employment because of a material breach of the agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay 100% of his Short-Term Incentive Compensation base amount for the fiscal year in which his employment was terminated, and will continue to provide the life, medical, and disability insurance provided to him prior to termination or, if different, the life, medical, and disability insurance provided to other executives during such 12-month period. The agreement provides for six months of base salary continuation to Mr. Humphreys’ estate following his death, and provides for base salary and benefits continuation for six months following termination of employment because of disability.
If within one year of a Change of Control (as defined in the agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his annual base salary in effect on the termination date, (ii) an amount equal to the full amount of the cash incentive compensation target during the fiscal year in which the termination occurs, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.
Mr. Humphreys' agreement contains an Internal Revenue Code Section 280G “golden parachute payment savings clause” that reduces severance payments if the total amount of payments he would receive from the Company would require the Company to report an excess parachute payment.
Upon a termination of Mr. Humphreys’ employment, Mr. Humphreys is generally prohibited for 12 months from the date of termination from directly or indirectly competing with the Company by providing to any company that is in a competing business services substantially similar to the services provided by him at the time of termination. A competing business is defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States, and Mr. Humphreys’ employment function or affiliation is directly or indirectly in such business of activewear apparel manufacturing or marketing. The agreement also includes non-solicitation provisions that apply to employees, customers and suppliers generally for a period of two years from expiration of the term of the agreement or termination of employment, as well as non-disclosure and non-disparagement provisions.
Mr. Humphreys' agreement continues until the date of the filing with the SEC of our Annual Report on Form 10-K for our fiscal year 2017.
Employment Agreements with Other Named Executive Officers

The employment agreements with Ms. Merrill and Mr. Grow are identical except for the job titles and minimum base salaries set forth below as well as the length of their non-competition obligations.

Executive	Title	Amount
Deborah H. Merrill	Chief Financial Officer and President, Delta Basics	$425,000
Justin M. Grow	General Counsel & Corporate Secretary(1)	$190,000(1)

(1)	Subsequent to entering into his employment agreement with the Company, Mr. Grow was promoted to the position of Vice President of Administration and his base salary was increased to $230,000.

Delta Apparel, Inc.     37     Proxy Statement

Ms. Merrill's and Mr. Grow's agreements entitle them to (i) the minimum base salary set forth above (subject to upward adjustment), (ii) participate in the Company’s Short-Term Incentive Compensation Plan, and (iii) receive such other benefits as are customarily available to executives of the Company, including, without limitation, vacation and life, medical and disability insurance. Ms. Merrill's and Mr. Grow's agreements each have terms that expire on December 31, 2018.
If Ms. Merrill or Mr. Grow passes away during the term of their agreement, the Company will continue to pay the base salary in effect at the time of death to their estate for six months. If Ms. Merrill or Mr. Grow becomes disabled (as defined in the agreement) during the term of their agreement and the Company terminates their employment, they will continue to receive base salary and benefits for a period of six months from the date of termination.
The Company may terminate Ms. Merrill's or Mr. Grow's employment with or without cause upon written notice, and Ms. Merrill or Mr. Grow may terminate employment with the Company upon 60 days' prior written notice. If the Company terminates Ms. Merrill's or Mr. Grow's employment without Cause (as defined in the agreement) or Ms. Merrill or Mr. Grow terminates employment as a result of an uncured material breach of the Agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, Ms. Merrill and Mr. Grow are entitled to receive an amount equal to their annual base salary and the cash incentive compensation they received for the most recent fiscal year prior to their termination, and, to the extent permitted under Internal Revenue Code ("IRC") Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) for 12 months. Ms. Merrill's and Mr. Grow's receipt of these amounts and benefits is conditioned upon their execution of a release meeting specified criteria.
If within one year after a Change of Control (as defined in the agreement), Ms. Merrill or Mr. Grow terminates employment for Good Reason (as defined in the agreement) or the Company terminates Ms. Merrill's or Mr. Grow's employment for any reason other than Cause (as defined in the agreement), death or disability, Ms. Merrill and Mr. Grow are each entitled to receive a lump-sum amount equal to their annual base salary as of the date of termination and the cash incentive compensation they received for the most recent fiscal year prior to their termination. The Company will also provide out-placement assistance and continued coverage under the Company's various welfare and benefit plans in effect at the time of termination for 12 months. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G and Ms. Merrill's and Mr. Grow's respective agreements condition the receipt of these amounts and benefits upon their execution of a release meeting specified criteria.
During the term of Ms. Merrill's agreement and for a period of one year after the expiration of Ms. Merrill's agreement or termination of her employment, Ms. Merrill is subject to non-competition and non-solicitation restrictions. During the term of Mr. Grow's agreement and for a period of four months after the expiration of Mr. Grow's agreement or termination of his employment, Mr. Grow is subject to non-competition restrictions. In addition, during the term of Mr. Grow's agreement and for a period of one year after expiration of Mr. Grow's agreement or termination of his employment, Mr. Grow is subject to non-solicitation restrictions. Ms. Merrill's and Mr. Grow's respective agreements also restrict them from disparaging the Company and from disclosing the Company's confidential information.
Unless earlier terminated in accordance with its terms, Ms. Watson's agreement will continue until March 31, 2017, and Ms. Watson will receive an annual base salary of not less than $295,000. Ms. Watson's agreement provides that she will serve as the Company's Vice President and Chief Human Resources Officer until October 1, 2016, after which time Ms. Watson will serve in an advisory role and perform duties as assigned by the Company's Chief Executive Officer.
Ms. Watson's agreement provides that she is entitled to participate in the Company's Short-Term Incentive Compensation Plan for the Company's fiscal year ending October 1, 2016, to receive such fringe benefits as are provided to executives in comparable positions at the Company, and to receive such other benefits as are customarily available to executives of the Company, including, without limitation, vacation and life, medical and disability insurance.
If Ms. Watson passes away during the term of her agreement, the Company will continue to pay the base salary in effect at the time of death to her estate for six months. If Ms. Watson becomes disabled (as defined in the agreement) during the term of her agreement and the Company terminates her employment, she will continue to receive base salary and benefits for a period of six months from the date of termination.
The Company may terminate Ms. Watson's employment with or without cause upon written notice, and Ms. Watson may terminate employment with the Company upon 60 days' prior written notice. If the Company terminates Ms. Watson's employment without Cause (as defined in the agreement) or Ms. Watson terminates employment as a result of an uncured material breach of the Agreement by the Company, and in each case no Change of Control (as defined in the agreement) has occurred, Ms. Watson is entitled to receive: (i) an amount equal to the pro-rata portion of her annual base salary otherwise payable had she remained employed from the date of termination through March 31, 2017, an additional amount equal to one-half of her annual base salary, and, if such termination occurs before the

Delta Apparel, Inc.     38     Proxy Statement

date that the Company files its Annual Report on Form 10-K with the United States Securities and Exchange Commission for the Company's fiscal year ending October 1, 2016 (the "2016 Form 10-K"), an amount equal to the cash incentive compensation she received for the most recent fiscal year prior to her termination; and (ii) to the extent permitted under IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) through September 30, 2017. Ms. Watson's receipt of these amounts and benefits is conditioned upon her execution of a release meeting specified criteria.
If within one year after a Change of Control (as defined in the agreement), Ms. Watson terminates employment for Good Reason (as defined in the agreement) or the Company terminates Ms. Watson's employment for any reason other than Cause (as defined in the agreement), death, disability or the expiration of the term of her agreement, Ms. Watson is entitled to receive a lump-sum amount equal to the pro-rata portion of her annual base salary otherwise payable had Ms. Watson remained employed from the date of termination through March 31, 2017, one-half of her annual base salary, and, if such termination occurs before the date that the Company files the 2016 Form 10-K, the cash incentive compensation she received for the most recent fiscal year prior to her termination. The Company will also provide continued coverage under the Company's various welfare and benefit plans in effect at the time of termination through September 30, 2017. The foregoing termination payments are subject to reduction to avoid constituting an "excess parachute payment" under IRC Section 280G and Ms. Watson's agreement conditions the receipt of these amounts and benefits upon her execution of a release meeting specified criteria.
Ms. Watson's agreement provides that her employment will terminate upon the March 31, 2017, expiration of its term and, in such event, Ms. Watson will be entitled to an amount equal to one-half of her annual base salary and, to the extent permitted under IRC Section 409A, group life and disability coverage and Company-funded medical insurance under COBRA (less the amounts active employees are required to pay for medical insurance) through September 30, 2017. Ms. Watson's receipt of these amounts and benefits is conditioned upon her execution of a release meeting specified criteria.
During the term of Ms. Watson's agreement and in certain circumstances, for a period of four months after the expiration of her agreement or the termination of her employment, Ms. Watson is subject to non-competition restrictions. During the term of Ms. Watson's agreement and for a period of one year after the expiration of her agreement or termination of her employment, Ms. Watson is subject to non-solicitation restrictions. Ms. Watson's agreement also restricts her from disparaging the Company and from disclosing the Company's confidential information.
Compensation Risk Assessment
The Company has assessed its compensation programs and believes that its programs do not encourage excessive or inappropriate risk taking. For a more detailed discussion of the Company's compensation risk assessment please see the "Corporate Governance" section of this Proxy Statement.

Delta Apparel, Inc.     39     Proxy Statement

Compensation Tables
Summary Compensation
The following table provides summary information concerning the compensation paid to or earned by our named executive officers for each of the last three completed fiscal years. The narrative disclosure discussing our named executive officers' base salaries, annual cash incentive compensation and equity incentive compensation is set forth on pages 29-35 of the CD&A and is incorporated herein by reference.
Summary Compensation
Fiscal Years 2016, 2015 and 2014

		Salary	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)		($)	($)(2)	($)(3)	($)
Robert W. Humphreys	2016	$760,000	$—		$—	$820,300	$9,708	$1,590,008
Chairman and Chief Executive Officer	2015	$760,000	$1,777,880	(4)	$—	$500,500	$9,708	$3,048,088
(Principal Executive Officer)	2014	$760,000	$—		$—	$—	$9,358	$769,358

Deborah H. Merrill	2016	$405,208	$473,850	(5)	$—	$501,750	$10,495	$1,391,303
Chief Financial Officer & President, Delta Basics	2015	$330,000	$789,000	(6)	$—	$303,500	$7,775	$1,430,275
(Principal Financial Officer)	2014	$330,000	$—		$—	$—	$8,850	$338,850

Martha M. Watson	2016	$295,000	$118,470	(8)	$—	$126,200	$8,850	$548,520
Vice President & Chief Human Resources Officer (7)	2015	$295,000	$—		$—	$77,000	$9,489	$381,489
	2014	$295,000	$—		$—	$—	$9,900	$304,900

Justin M. Grow	2016	$205,000	$84,240	(5)	$—	$50,480	$9,124	$348,844
Vice President of Administration, General Counsel & Corporate Secretary

(1)
Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of restricted share units and/or performance units computed in accordance with FASB ASC Topic 718, and which the executive is or was eligible to earn in ensuing periods based on service and/or the Company's achievement of performance results. The assumptions used for purposes of the valuation of the stock awards are described more fully in Note 13 of the financial statements in our Annual Report on Form 10-K for the year ended October 1, 2016, as filed with the SEC.

(2)
This column represents the amounts earned by the named executive officer in the applicable periods pursuant to the Company’s Short-Term Incentive Compensation Plan. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan compensation column is included in the Grants of Plan-Based Awards table.

(3)
This column represents the matching contributions by the Company to the Company’s 401(k) savings plan. The Company’s named executive officers do not receive perquisites that would exceed an aggregate of $10,000 each.

(4)
The amount shown includes the aggregate grant date fair value of performance-based awards, using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards would be $2,133,456. All of these performance-based awards are or, with respect to the awards based on the Company's performance in fiscal years 2015 and 2016, were, at risk and not guaranteed. With respect to the performance-based awards in which Mr. Humphreys was eligible to vest based on the Company's performance in fiscal year 2015, Mr. Humphreys vested in 59,800 of the target amount of 65,000 performance units. With respect to the performance-based awards in which Mr. Humphreys was eligible to vest based on the Company's performance in fiscal year 2016, Mr. Humphreys vested in 53,248 of such performance units. The remaining awards are based on the Company's performance in fiscal year 2017 and will not vest unless minimum performance conditions are satisfied in such year.

(5)
The amount shown includes the aggregate grant date fair value of both service and performance-based awards, with the performance unit awards using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for the awards to Ms. Merrill would be $592,313 and the grant date fair value for the awards to Mr. Grow would be $105,300.

(6)
The amount shown includes the aggregate grant date fair value of service-based awards in which Ms. Merrill is eligible to vest if she remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2018 fiscal year.

(7)	Ms. Watson served the Company in this capacity until October 1, 2016.

(8)	The amount shown includes the aggregate grant date fair value of service-based awards that vested upon the filing of our Annual Report on Form 10-K for the year ended October 1, 2016.

Delta Apparel, Inc.     40     Proxy Statement

Grants of Plan-Based Awards
The following table provides information regarding grants of cash and stock-based awards made under our Short-Term Incentive Compensation Plan and our 2010 Stock Plan during fiscal year 2016. The threshold, target and maximum amounts shown in the table represent the amounts to be paid if the Company's performance meets or fails to meet the respective levels of the applicable performance measures. The performance measures are more fully described in the CD&A section of this Proxy Statement. The narrative disclosure discussing our named executive officers' base salaries, cash incentive compensation and equity incentive compensation is set forth on pages 29-35 of the CD&A and is incorporated herein by reference.
Grants of Plan-Based Awards
Fiscal Year Ended October 1, 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock-Based Awards
	Grant Date	Threshold	Target	Maximum		Threshold	Target	Maximum
Name		($)(4)	($)	($)(5)		(#)(6)	(#)	(#)	(#)	($/Sh)	($)
Robert W. Humphreys	10/04/15	162,500	650,000	1,500,000	(7)	—	—	—	—	$—	$—

Deborah H. Merrill	10/04/15	37,500	150,000	375,000	(7)	—	—	—	—	$—	$—
	10/04/15	12,500	50,000	125,000	(8)	—	—	—	—	$—	$—
	11/23/15	25,000	100,000	250,000	(9)	—	—	—	—	$—	$—
	01/01/16					8,438	16,875	25,313		$14.04	$236,925	(10)
	01/01/16								16,875	$14.04	$236,925	(11)

Martha M. Watson	10/04/15	25,000	100,000	250,000	(7)	—	—	—	—	$—	$—
	01/01/16								8,438	$14.04	$118,469	(12)

Justin M. Grow	10/04/15	10,000	40,000	100,000	(7)
	01/01/16					1,500	3,000	4,500		$14.04	$42,120	(10)
	01/01/16								3,000	$14.04	$42,120	(11)

(1)	The non-equity incentive plan award information represents the annual incentives under our Short-Term Incentive Compensation Plan for our 2016 fiscal year ended October 1, 2016.

(2)
The equity incentive plan award information includes performance units granted under our 2010 Stock Plan applicable to the Company's performance in its fiscal years 2016 and 2017. With respect to the performance units in which Ms. Merrill and Mr. Grow are eligible to vest in connection with the Company's performance in its fiscal years 2016 and 2017, Ms. Merrill and Mr. Grow are eligible to receive shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units.

(3)	This column includes restricted stock units granted under our 2010 Stock Plan.

(4)
If minimum performance goals are not met by the Company, there is no guaranteed cash incentive payment. If minimum performance goals are met by the Company, Mr. Humphreys, Ms. Watson and Mr. Grow would be eligible to receive 25% of their respective target cash incentive opportunities. If minimum performance goals are met by the Company (including its Activewear and Art Gun businesses), Ms. Merrill would be eligible to receive 25% of her target cash incentive opportunities.

(5)
The Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year. In addition, the annual incentives for our 2016 fiscal year ended October 1, 2016, for the plan for the Company as a whole and the plan for our Activewear and Art Gun businesses include provisions for a maximum payout of 250%.

(6)
If minimum performance goals are not met by the Company, there is no guaranteed equity incentive award. If minimum performance goals are met by the Company, Ms. Merrill and Mr. Grow would be eligible to receive 50% of their respective target equity incentive opportunities, which would be 8,348 shares for Ms. Merrill and 1,500 shares for Mr. Grow.

(7)	Amount represents annual incentives based on the consolidated performance of the Company for our 2016 fiscal year ended October 1, 2016.

(8)	Amount represents annual incentives based on the performance of the Company's Art Gun business for our 2016 fiscal year ended October 1, 2016.

(9)	Amount represents annual incentives based on the performance of the Company's Activewear business for our 2016 fiscal year ended October 1, 2016.

(10)
The aggregate grant date fair value of these awards was computed in accordance with ASC Topic 718. The attainment of target levels for the performance-based grants was deemed probable at the date of grant and was therefore used to calculate the aggregate grant date fair value. If the amount for the performance-based grants was calculated assuming the highest level of performance conditions was met, the grant date fair value for the awards to Ms. Merrill would be $355,394 and the grant date fair value for the awards to Mr. Grow would be $63,180. All of these performance-based awards are at risk, not guaranteed and will not vest unless minimum performance conditions are satisfied with respect to such years.

(11)
The aggregate grant date fair value of these awards was computed in accordance with ASC Topic 718. Ms. Merrill and Mr. Grow are each eligible to vest in these service-based awards if each remains employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2017 fiscal year.

(12)
The aggregate grant date fair value of these awards was computed in accordance with ASC Topic 718. Ms. Watson was eligible to vest in these service-based awards if she remained employed with the Company through the filing of our Annual Report on Form 10-K with the SEC for our 2016 fiscal year.

Delta Apparel, Inc.     41     Proxy Statement

Outstanding Equity Awards
The following table provides information concerning unexercised stock-based options and unvested unit awards (including restricted stock units and performance units) granted to our named executive officers that were outstanding as of October 1, 2016, the last day of our 2016 fiscal year.
Outstanding Equity Awards
Fiscal Year Ended October 1, 2016

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	($)	(#)	(#)		($)(1)	(#)	($)(2)
Robert W. Humphreys	—	$—	—	—		—	20,800 (3)	$342,368

Deborah H. Merrill	40,000	$8.300	2/8/18
	—	$—	—	75,000	(4)	$1,234,500	8,438	$138,889
				16,875	(5)	$277,762

Martha M. Watson	40,000	$8.300	2/8/18	8,438	(6)	$138,889	—	—

Justin M. Grow				20,000	(4)	$329,200	1,500	$24,690
				3,000	(5)	$49,380

(1)
The market value is calculated by multiplying the number of restricted share units by $16.46, the closing price of Delta Apparel, Inc.'s common stock on September 30, 2016 (the last trading day of our 2016 fiscal year).

(2)
The market value is calculated by multiplying the number of performance units by $16.46, the closing price of Delta Apparel, Inc.'s common stock on September 30, 2016 (the last trading day of our 2016 fiscal year).

(3)
In accordance with the third amendment to Mr. Humphreys' employment agreement, he received an award granted under the 2010 Stock Plan of 169,000 performance units, with 65,000 of such performance units eligible to vest upon the filing of our Annual Report on Form 10-K for our fiscal year 2015 and with 52,000 of such performance units each eligible to vest upon the filing of our Annual Report on Form 10-K for our fiscal years 2016 and 2017. The amount shown reflects the number of performance units that would vest if minimum performance goals are met in fiscal years 2016 and 2017. If target performance goals are met in fiscal years 2016 and 2017, Mr Humphreys would be eligible to receive 104,000 shares, and the maximum amount of shares that Mr. Humphreys could receive pursuant to the award is 124,800 shares. Mr. Humphreys vested in 59,800 performance units based on the Company's performance in fiscal year 2015 and in 53,248 performance units based on the Company's performance in fiscal year 2016. With respect to the performance units that vested based on our fiscal year 2015 performance, Mr. Humphreys received shares of Delta Apparel, Inc. common stock equal to one-half of the value of the aggregate number of such vested performance units and a cash payment equal to one-half of the value of the aggregate number of such vested performance units. With respect to the performance units that vested based on our fiscal year 2016 performance, Mr. Humphreys received shares of Delta Apparel, Inc. common stock equal to the aggregate number of such vested performance units. With respect to any performance units that vest based on our fiscal year 2017 performance, Mr. Humphreys is eligible to receive shares of Delta Apparel, Inc. common stock equal to the aggregate number of such vested performance units.

(4)
These stock-based awards, granted under the 2010 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2018 fiscal year if the executive remains employed with the Company through such date.

(5)
These stock-based awards, granted under the 2010 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2017 fiscal year if the executive remains employed with the Company through such date.

(6)
These stock-based awards, granted under the 2010 Stock Plan, are service-based restricted stock units that are eligible to vest upon the filing of our Annual Report on Form 10-K with the SEC for our 2016 fiscal year if the executive remains employed with the Company through such date.

Delta Apparel, Inc.     42     Proxy Statement

Option Exercises and Stock Vested
The following table provides information with respect to stock options exercised by our named executive officers during fiscal year 2016 as well as stock in which our named executive officers vested during fiscal year 2016:

Options Exercised and Stock Vested
Fiscal Year Ended October 1, 2016

	Stock Awards		Option Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)	(#)	($)
Robert W. Humphreys	29,900 (1)	$475,410	—	—
Deborah H. Merrill	—	—	—	—
Martha M. Watson	—	—	—	—
Justin M. Grow	—	—	—	—

(1)
These shares were acquired in connection with the vesting of performance-based stock units that vested on the filing of our Annual Report on Form 10-K with the SEC for the fiscal year ended October 3, 2015. One-half of the 59,800 total vested performance stock units converted into Delta Apparel, Inc. common stock on a one-for-one basis and the remaining half converted into a cash amount equal to the market value of the Company's common stock on the applicable date multiplied by the applicable number of performance stock units. The value realized equals the fair market value of the Company’s common stock on the date immediately preceding the filing of our Annual Report on Form 10-K with the SEC for the fiscal year ended October 3, 2015, multiplied by one-half of the number of units vested.

Delta Apparel, Inc.     43     Proxy Statement

Potential Payments Upon Termination or Change in Control
The following is a summary setting forth potential severance payments and benefits provided for in each named executive officer's employment agreement or other compensation arrangement, assuming termination of employment or a change in control occurred on October 1, 2016, the last day of our 2016 fiscal year. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s common stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination.

Potential Payments Upon Termination or Change in Control
Fiscal Year Ended October 1, 2016

	Before Change in Control Termination Without Cause or For Company Breach	After Change in Control Termination Without Cause or For Good Reason	Change in Control Without Termination	Termination Due to Death	Termination Due to Disability	Voluntary Termination Due To Retirement
Executive	($)	($)	($)	($)	($)	($)
Robert W. Humphreys
Base Salary	$760,000	$760,000	$—	$380,000	$380,000	$—
Non-Equity Incentive Compensation	820,300	820,300	—	820,300	820,300	—
Equity Options and Awards (1)	—	1,711,840	1,711,840	1,711,840	1,711,840	—
Insurance Benefits	10,324	10,324	—	—	5,162	—
Outplacement Services	—	5,000	—	—	—	—
	$1,590,624	$3,307,464	$1,711,840	$2,912,140	$2,917,302	$—

Deborah H. Merrill
Base Salary	$425,000	$425,000	$—	$212,500	$212,500	$—
Non-Equity Incentive Compensation	501,750	501,750	—	501,750	501,750	—
Equity Options and Awards (1)	—	1,790,025	1,790,025	1,790,025	1,790,025	—
Insurance Benefits	10,324	10,324	—	—	5,162	—
Outplacement Services	—	5,000	—	—	—	—
	$937,074	$2,732,099	$1,790,025	$2,504,275	$2,509,437	$—

Martha M. Watson
Base Salary	$295,000	$295,000	$—	$147,500	$147,500	$—
Non-Equity Incentive Compensation	126,200	126,200	—	126,200	126,200	126,200
Equity Options and Awards (1)	—	138,889	138,889	138,889	138,889	—
Insurance Benefits	8,460	8,460	—	—	4,230	—
Outplacement Services	—	—	—	—	—	—
	$429,660	$568,549	$138,889	$412,589	$416,819	$126,200

Justin M. Grow
Base Salary	$230,000	$230,000	$—	$115,000	$115,000	$—
Non-Equity Incentive Compensation	50,480	50,480	—	50,480	50,480	—
Equity Options and Awards (1)	—	427,960	427,960	427,960	427,960	—
Insurance Benefits	11,534	11,534	—	—	5,767	—
Outplacement Services		5,000	—	—	—	—
	$292,014	$724,974	$427,960	$593,440	$599,207	—

(1)
Amount includes value received under the 2010 Stock Plan. The value of payments are based upon the closing price of the Company's common stock on September 30, 2016 (the last trading day of our 2016 fiscal year).

Delta Apparel, Inc.     44     Proxy Statement

Payments Made Upon Any Termination
Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreements);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k) Plan.
Payments Made Upon Retirement
The Company does not currently offer additional benefits upon retirement other than the benefits available to any employee leaving the Company. The Company's 2010 Stock Plan does not include provisions for vesting based upon retirement. The Company's Short-Term Incentive Compensation Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the Short-Term Incentive Compensation Plan due to the executive's retirement (provided that the executive is at least age 62), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.
Payments Made Upon Involuntary Termination for Cause
In the event any named executive officer is terminated for cause (as defined by his or her employment agreement), the executive is not entitled to receive any payments other than those payments identified under the heading “Payments Made Upon Any Termination” above.
Payments Made Upon Involuntary Termination Without Cause
As a result of employment agreements entered into by the Company with the named executive officers, in the event that a named executive officer’s employment is involuntarily terminated without cause or a named executive officer terminates his or her employment because of a material breach by the Company of his or her employment agreement, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•
in the case of Mr. Humphreys, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the target award for the fiscal year in which the termination occurs in 12 equal monthly installments (to the extent permitted under IRC Section 409A). In addition, the full award of performance units (granted pursuant to the 2010 Stock Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest subject to the satisfaction of applicable performance criteria;

•
in the case of Ms. Merrill and Mr. Grow, 12 months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination in 12 equal monthly installments (to the extent permitted under IRC Section 409A);

•
in the case of Ms. Watson, an amount equal to the pro-rata portion of her annual base salary otherwise payable had she remained employed with the Company from the date of termination through March 31, 2017, an additional amount equal to one-half of her annual base salary and, if such termination occurs before the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016, payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination, the sum of which would be paid in 12 equal monthly installments (to the extent permitted under IRC Section 409A); and

Delta Apparel, Inc.     45     Proxy Statement

•
continuation of group life, disability and medical insurance coverage for 12 months in the case of Mr. Humphreys, Ms. Merrill and Mr. Grow, and, in the case of Ms. Watson, through September 30, 2017, at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive-level employees during such applicable period.

Payments Made Upon a Change in Control
As discussed in detail in the CD&A, the employment agreements, along with the 2010 Stock Plan, contain change in control provisions. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•
in the case of Mr. Humphreys, whether or not termination results from the change in control, all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units. In addition, if termination results from the change in control, a lump sum payment in an amount equal to 12 months of base salary and 100% of the base amount of non-equity incentive compensation for the fiscal year in which the termination occurs;

•
in the case of Ms. Merrill and Mr. Grow, whether or not termination results from the change in control, all restrictions on restricted stock units will terminate and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all performance units and restricted stock units. In addition, if termination results from the change in control, a lump sum payment in an amount equal to 12 months of base salary and the non-equity incentive compensation received for the most recent full fiscal year prior to termination;

•
In the case of Ms. Watson, whether or not termination results from the change in control, all restrictions on restricted stock units will terminate and all other terms and conditions shall be deemed met to pay out all restricted stock units. In addition, if termination results from the change in control, a lump sum payment in an amount equal to: (1) the pro-rata portion of her annual base salary otherwise payable had she remained employed with the Company from the date of termination through March 31, 2017; (ii) one-half of her annual base salary; and (iii) if such termination occurs before the date of the Company’s filing with the United States Securities and Exchange Commission of its Annual Report on Form 10-K for the fiscal year ending October 1, 2016, 100% of the non-equity incentive compensation award for the most recent full fiscal year prior to termination; and

•
in the case of termination resulting from the change in control, Mr. Humphreys, Ms. Merrill and Mr. Grow will receive continuation of group life, disability and medical insurance coverage for 12 months, and Ms. Watson will receive continuation of such benefits through September 30, 2017, at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive-level employees during such applicable period. In addition, Mr. Humphreys, Ms. Merrill and Mr. Grow will receive outplacement assistance.

Payments Made Upon Death or Permanent Disability
In the event of the death or permanent disability of a named executive officer, the executive would receive, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•
six months of base salary continuation and all performance criteria shall be deemed achieved at target levels and all other terms and conditions met to pay out all restricted stock units and/or performance units granted pursuant to the Company’s 2010 Stock Plan;

•
continuation of group life, disability and medical insurance coverage for six months at levels and rates equal to those immediately prior to the date of permanent disability or, if different, as provided to other executive-level employees during such period; and

•
the Company's Short-Term Incentive Compensation Plan provides that unless the Compensation Committee expressly provides otherwise, if the executive ceases to be an employee of either the Company or one of its subsidiaries during the performance period applicable to an award granted to the executive under the Short-Term Incentive Compensation Plan due to the executive's death or permanent and total disability (as defined in Code Section 22(e)(3)), the executive shall be entitled to a percentage portion of the payment, if any, that the executive would have been entitled to had the executive remained employed by the Company or one of its subsidiaries throughout the performance period, where the percentage shall be the percentage of the performance period during which the executive was an employee of the Company or one of its subsidiaries.

Delta Apparel, Inc.     46     Proxy Statement

Payments Made Upon Termination Due to Expiration of Employment Agreement
Ms. Watson's employment agreement with the Company provides that her employment will automatically terminate upon the March 31, 2017, expiration of the term of such agreement. In such event, Ms. Watson would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above, an amount equal to one-half of her annual base salary and continuation of group life, disability and medical insurance coverage through September 30, 2017, at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive level employees during such applicable period.

COMPENSATION COMMITTEE REPORT
The members of the Compensation Committee have reviewed the foregoing “Compensation Discussion and Analysis” with Company management. Based on this review, the Compensation Committee has recommended that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2016, and this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE:
Sam P. Cortez (Chair)
Suzanne B. Rudy
Robert E. Staton, Sr.

Delta Apparel, Inc.     47     Proxy Statement

DIRECTOR COMPENSATION
In considering the current level of compensation for our non-employee directors and whether any adjustments are appropriate, we have historically obtained data from a number of different sources, including publicly available data for the companies in our industry of comparable size, scope and complexity and market survey data collected by our corporate human resources function. Our Compensation Committee is responsible for reviewing and approving changes to the compensation of our non-employee directors.
In conjunction with our Corporate Governance Committee, our Compensation Committee engaged in a review of non-employee director compensation during fiscal year 2015 and subsequently determined that an increase in the annual retainers for the chairs of the Board's various committees as well as the annual retainers for the members of such committees was warranted for fiscal year 2016. The Company does not pay any director who is also an employee of the Company or any of its subsidiaries for his or her service as a director.
For fiscal year 2016, our non-employee directors were eligible to receive the following compensation:

•	$25,000 annual retainer;

•	a grant of 2,000 shares of Common Stock;

•	in the case of the Audit Committee, a $10,000 annual retainer for the committee chair and $6,000 for the committee members;

•	in the case of the Compensation and Corporate Governance Committees, a $6,000 annual retainer for the committee chairs and $5,000 for the committee members;

•	up to $5,000 every two-year period for continuing education; and

•	reasonable travel expenses to attend meetings and Board of Director functions.
The following table summarizes the compensation that our non-employee directors earned for service as members of our Board of Directors and any committee of our Board of Directors during fiscal year 2016:
Non-Employee Director Compensation
Fiscal Year 2016

Director Compensation
	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
J. Bradley Campbell	$31,000	$41,300	$72,300
Sam P. Cortez	$36,000	$41,300	$77,300
Dr. Elizabeth J. Gatewood	$36,000	$41,300	$77,300
Dr. G. Jay Gogue	$35,000	$41,300	$76,300
Suzanne B. Rudy(2)	$36,000	$41,300	$77,300
Robert E. Staton, Sr.	$36,000	$41,300	$77,300
A. Alexander Taylor, II	$22,500	$41,300	$63,800

(1)
Each current non-employee director received 2,000 shares of Company common stock upon the filing of our Annual Report on Form 10-K for our fiscal year ended October 1, 2016. Amounts shown are the aggregate grant date fair value of such stock awards. None of our current non-employee directors have any outstanding stock options or other outstanding equity awards. Please refer to the "Stock Ownership of Management and Principal Shareholders" section of this Proxy Statement for the number of shares of our common stock we believe to be beneficially owned as of December 16, 2016, by each of our current non-employee directors.

(2)	Ms. Rudy did not stand for election at our February 9, 2017, annual shareholders meeting.

Delta Apparel, Inc.     48     Proxy Statement

During fiscal year 2016, we engaged Willis Towers Watson to conduct a market review of the compensation for our non-employee directors. In conducting its review, Willis Towers Watson utilized the below-referenced peer group of eight companies developed by Steven Hall & Partners in connection with its review of our named executive officer compensation as well as certain survey data based on the proxy disclosures of various public companies. Our Compensation Committee used the information and recommendations provided by Willis Towers Watson as part of its analysis for establishing the compensation of non-employee directors in fiscal year 2017.

Ennis, Inc.	G-III Apparel Group Ltd.	Gildan Activewear, Inc.	Oxford Industries, Inc.
Perry Ellis International, Inc.	Steven Madden Ltd.	Superior Uniform Group, Inc.	Vince Holding Corp.
For fiscal year 2017, our non-employee directors are eligible to receive the following compensation:

•	$30,000 annual retainer;

•	a grant of 2,500 shares of Common Stock;

•	in the case of the Audit Committee, a $10,000 annual retainer for the committee chair and $6,000 for the committee members;

•	in the case of the Compensation and Corporate Governance Committees, a $10,000 annual retainer for the committee chairs and $5,000 for the committee members;

•	up to $5,000 every two-year period for continuing education; and

•	reasonable travel expenses to attend meetings and Board of Director functions.

Delta Apparel, Inc.     49     Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding shares of our common stock issuable pursuant to equity compensation plans as of October 1, 2016:
Equity Compensation Plans
As of October 1, 2016

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	595,638	$11.57	156,667
Equity compensation plans not approved by security holders	86,000 (1)	$8.30	—
Total	681,638	$11.15	156,667

(1) Represents awards granted under the Delta Apparel Stock Option Plan or Delta Apparel Incentive Stock Award Plan prior to the November 11, 2010, approval by our shareholders of the Delta Apparel, Inc. 2010 Stock Plan.
On November 11, 2010, our shareholders approved the Delta Apparel, Inc. 2010 Stock Plan ("2010 Stock Plan"). Upon shareholder approval of the 2010 Stock Plan, all stock awards have been granted under the 2010 Stock Plan.
Under the 2010 Stock Plan, our Compensation Committee has the authority to determine the employees and directors to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other stock or cash awards. The aggregate number of shares of common stock that may be delivered under the 2010 Stock Plan is 500,000 plus any shares of common stock subject to outstanding awards under the Delta Apparel Stock Option Plan ("Option Plan") or Delta Apparel Incentive Stock Award Plan ("Award Plan") that are subsequently forfeited or terminated for any reason before being exercised. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. If a participant dies or becomes disabled (as defined in the 2010 Stock Plan) while employed by or serving as a director, all unvested awards become fully vested. Our Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
Prior to expiration of the Option Plan, our Compensation Committee had the discretion to grant options for up to 2,000,000 shares of common stock to officers and key and middle-level executives for the purchase of our stock at prices not less than fifty percent of the fair market value of the shares on the dates of grant, with an exercise term (as determined by our Compensation Committee) not to exceed 10 years.
Under the Award Plan, our Compensation Committee had the discretion to grant awards for up to an aggregate maximum of 800,000 shares of our common stock. The Award Plan authorized our Compensation Committee to grant to our officers and key and middle-level executives rights to acquire shares at a cash purchase price of $0.01 per share. The Award Plan contained provisions for cash payments equal to the taxes due when the shares vest.

Delta Apparel, Inc.     50     Proxy Statement

ADDITIONAL INFORMATION
The 2016 Annual Report contains our fiscal year 2016 Annual Report on Form 10-K filed with the SEC, including financial statements and financial statement schedules, but excluding exhibits. The Company will furnish to any shareholder, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, as filed with the SEC, upon written request to Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, Attention: Deborah H. Merrill, Chief Financial Officer.
By Order of the Board of Directors
Justin M. Grow
Corporate Secretary

Greenville, South Carolina
December 23, 2016

Delta Apparel, Inc.     51     Proxy Statement

DELTA APPAREL, INC.
322 S. MAIN ST.
GREENVILLE, SC 29601

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E15694-P83665

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA APPAREL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

1. To elect a Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified:

Nominees:

01) J. Bradley Campbell
02) Sam P. Cortez
03) Dr. Elizabeth J. Gatewood
04) Dr. G. Jay Gogue
05) Robert W. Humphreys
06) David G. Whalen
07) Robert E. Staton, Sr.
08) A. Alexander Taylor, II

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratification of appointment of independent registered public accounting firm - Ernst & Young LLP ("EY").	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Delta Apparel, Inc.     52     Proxy Statement

Delta Apparel, Inc.     53     Proxy Statement